UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2009

To Forestar Stockholders:

When and Where the Annual Meeting of Stockholders Will be Held	The 2009 annual meeting of our stockholders will be held at our offices located at 6300 Bee Cave Road, Building Two, Austin, Texas 78746, on Tuesday, May 12, 2009, at 9:00 a.m. local time.

Purposes of the Meeting	The meeting will be held for the following purposes:

1. To elect the three nominees named in the attached proxy statement as directors to serve on our Board of Directors. These three directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2. To approve amendment to our 2007 Stock Incentive Plan.

3. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2009.

4. To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.

Who Can Attend and Vote	Our Board of Directors has fixed the close of business on March 16, 2009 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help in voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at (800) 714-3312.

David M. Grimm
Secretary

March 25, 2009
Austin, Texas

Your vote is important. You are invited to attend the meeting in person. Whether or not you plan to attend, and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign it, date it, and return it by mail or vote by telephone or on the internet. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded. Please see the instructions under Questions and Answers About the Annual Meeting — How can I change or revoke my vote?

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to be held on May 12, 2009. The 2009 Proxy Statement, along with our Annual Report on Form 10-K for 2008, are available at http://investor.forestargroup.com/phoenix.zhtml?c=216546&p=irol-sec.

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6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

PROXY STATEMENT
FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How are we asking for your vote?

Our Board of Directors seeks your proxy for use in voting at our 2009 annual meeting of stockholders to be held on Tuesday, May 12, 2009, at 9:00 a.m., local time, and at any later meeting if the annual meeting is adjourned or postponed. This proxy statement and proxy card were mailed beginning on March 25, 2009 to all holders of our common stock entitled to vote at the annual meeting.

We have enclosed with this proxy statement our 2008 Annual Report to Stockholders, which includes our audited financial statements. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Who is entitled to vote at the annual meeting?

Holders of our common stock as of the close of business on March 16, 2009, the record date, may vote at the 2009 annual meeting, either in person or by proxy. At the close of business on March 16, 2009, there were 35,856,419 shares of our common stock outstanding and entitled to vote at the annual meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the annual meeting.

What matters will be voted on at the annual meeting?

At the annual meeting, the stockholders will be asked to vote on the following proposals:

Proposal No. 1:  To elect the three nominees named in this proxy statement as directors to serve on our Board of Directors. These three directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

Proposal No. 2:  To approve amendment to our 2007 Stock Incentive Plan.

Proposal No. 3:  To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2009.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares. This proxy statement, the enclosed proxy card and the 2008 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. The proxy statement, the 2008 Annual Report to Stockholders and other materials have been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the annual meeting?

If you hold shares in your own name as a stockholder of record, you can cast your vote before the annual meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the annual meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The telephone and internet voting instructions serve the same purpose as the proxy card. When your proxy card or telephone or internet vote specifies a choice with respect to a voting matter, the named individuals on the proxy card will vote your shares as you have specified. Submitting a proxy or voting through the telephone or the internet will not affect your right to attend the annual meeting and vote in person.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If your shares are held in your own name as a stockholder of record and you return your signed proxy card but do not specify a voting choice on your proxy card, your shares will be voted as follows:

•	FOR the election of the director nominees under the caption “Election of Directors.”

•	FOR the approval of amendment to our 2007 Stock Incentive Plan.

•	FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the year 2009.

If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me?

New York Stock Exchange rules applicable to broker-dealers grant your broker discretionary authority to vote your shares on certain routine matters when not having received your voting instructions on those matters, which include the election of directors and the ratification of the appointment of the independent registered public accounting firm. However, your broker does not have discretionary authority to vote your shares on certain other types of matters, including the approval of the amendment to our 2007 Stock Incentive Plan. If your broker does not receive voting instructions from you regarding this proposal, your shares will not be voted on this proposal.

Can I vote in person at the annual meeting?

Yes. If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How can I change or revoke my vote?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	giving written notice of revocation to our Corporate Secretary at any time before the voting begins; or

•	signing and delivering a proxy that is dated after the proxy you wish to revoke; or

•	attending the annual meeting and voting in person by properly completing and submitting a ballot.

(Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

We must receive your notice of revocation or later dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Forestar Group Inc.
6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
Attention: David M. Grimm, Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of your shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

The presence at the annual meeting, in person or by proxy, of holders of 17,928,211 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

What is an “abstention” and how would it affect the vote?

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the annual meeting will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote, except with respect to the approval of the amendment to our 2007 Stock Incentive Plan, as explained below in “What are the voting requirements to elect directors and approve the proposals described in the proxy statement?”

What is a broker “non-vote” and how would it affect the vote?

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. We believe that brokers and nominees have discretionary voting power to vote shares with respect to all of the proposals to be voted on at the annual meeting, other than the proposal to approve the amendment to our 2007 Stock Incentive Plan. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” with respect to the approval of the amendment to our 2007 Stock Incentive Plan will not affect the outcome of the vote, except to the extent it has the effect of causing the percentage of the total number of shares voting on the proposal to be less than that required by the rules of the New York Stock Exchange for approval of the proposal, as explained immediately below.

What are the voting requirements to elect directors and approve the proposals described in the proxy statement?

Election of Directors

A plurality of the total number of votes cast by stockholders entitled to vote at the annual meeting is required for the election of each director nominee named in Proposal No. 1. This means that the three director nominees who receive the largest number of votes cast in favor of their election as directors are elected as directors. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. Stockholders may not cumulate votes in the election of directors.

Amendment to 2007 Stock Incentive Plan

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote and present in person or represented by proxy at the annual meeting (provided that the total votes cast on the proposal represents over 50% of the total number of shares entitled to vote on the proposal) is required for approval of the amendment to our 2007 Stock Incentive Plan in Proposal No. 2. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast, but could have the same effect as votes cast against approval if they cause the total votes cast on the proposal to be 50% or less of the total number of shares entitled to vote on the proposal. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote with respect to this proposal.

Ratification of Auditors

The affirmative vote of a majority of the votes cast by stockholders entitled to vote and present in person or represented by proxy at the annual meeting is required for the ratification of the appointment of our independent registered public accounting firm in Proposal No. 3. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

Who will conduct and pay for the proxy solicitation?

The company is soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King’s employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestargroup.com. Our directors, officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $10,000. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for out-of-pocket costs they incur in the solicitation.

Who will count the votes?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election to certify the results.

What is our confidential voting policy?

We have adopted a confidential voting policy which provides that stockholder proxies, ballots, and voting tabulations that identify your vote will not be disclosed to our directors, officers, or employees. There are a few exceptions to this policy, such as when you make a comment on your proxy vote or when we must determine the legality of a vote.

SPIN-OFF

Prior to December 28, 2007, we were a wholly-owned subsidiary of Temple-Inland Inc. On December 28, 2007, Temple-Inland distributed all of the issued and outstanding shares of our common stock to the holders of record of Temple-Inland common stock as of the close of business on December 14, 2007, which we will refer to in this proxy statement as the “spin-off” or the “separation.”

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock as of the close of business on March 16, 2009 follows.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class(1)

Barclays Global Fund Advisors and affiliated entities(2)	2,699,648	7.53%
400 Howard Street San Francisco, California 94105
Keeley Asset Management Corp. and John L. Keeley, Jr.(3)	2,223,904	6.20%
401 South La Salle Street Chicago, Illinois 60605
Franklin Mutual Advisers, LLC(4)	2,194,977	6.12%
101 John F. Kennedy Parkway Short Hills, New Jersey 07078-2789
Janus Capital Management LLC(5)	2,131,684	5.95%
151 Detroit Street Denver, Colorado 80206
FMR LLC(6)	1,951,833	5.44%
82 Devonshire Street Boston, Massachusetts 02109

(1)	Based upon a total of 35,856,419 shares of common stock outstanding on March 16, 2009.

(2)	Based solely on information reported on Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2009 by Barclays Global Fund Advisors, Barclays Global Investors, N.A., Barclays Global Investors, Ltd. (address at Murray House, 1 Royal Mint Court, London, EC3N 4HH), Barclays Global Investors Japan Limited (address at Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan), Barclays Global Investors Canada Limited (address at Brookefield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Canada Ontario M5J 2S1), Barclays Global Investors Australia Limited (address at Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220), and Barclays Global Investors (Deutschland) AG (address at Apianstrasse 6, D-85774, Unterfohring, Germany). The Schedule 13G reflects that (a) Barclays Global Fund Advisors has sole voting power over 1,434,437 shares and sole dispositive power over 1,840,836 shares, (b) Barclays Global Investors, N.A. has sole voting power over 703,695 shares and sole dispositive power over 835,408 shares, and (c) Barclays Global Investors, Ltd. has sole voting power over 820 shares and sole dispositive power over 23,404 shares. The Schedule 13G states that the shares reported are held by the companies in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	Based solely on information reported on Schedule 13G filed with the SEC on February 13, 2009 by Keeley Asset Management Corp. and John L. Keeley, Jr. According to the Schedule 13G, Keeley Asset Management Corp. has the sole voting power over 2,025,422 shares and has the sole dispositive power over 2,173,904 shares. The Schedule 13G also reflects that Mr. Keeley beneficially owns 50,000 shares.

(4)	Based solely on information reported on Schedule 13G filed with the SEC on January 15, 2009 by Franklin Mutual Advisers, LLC (“FMA”). The Schedule 13G indicates that the reported shares of common stock are beneficially owned by one or more open-end investment companies or other accounts that, pursuant to investment management contracts, are managed by FMA, which is an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“FRI”). According to the Schedule 13G, these investment management contracts grant to FMA all investment and voting power over the securities owned by the investment management clients, and the voting and investment powers held by FMA are exercised independently from FRI and from all other investment management subsidiaries of FRI. Also according to the Schedule 13G, internal policies and procedures of FMA and FRI establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. The Schedule 13G states that Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. However, according to the Schedule 13G, because FMA exercises voting and investment powers on behalf of its investment management clients independently of FRI, such individuals’ beneficial ownership of the reported securities is being attributed only to FMA. FMA disclaims beneficial ownership of the reported shares. The Schedule 13G also states that FMA believes that it is not a “group” with FRI, such individuals, or their respective affiliates within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934.

(5)	Based solely on information reported on Schedule 13G filed with the SEC on February 17, 2009 by Janus Capital Management LLC (“Janus Capital”). The Schedule 13G indicates that Janus Capital has a direct 89.9% ownership stake in INTECH Investment Management (“INTECH”) and a direct 78.4% ownership stake in Perkins Investment Management LLC (“Perkins”). Also according to the Schedule 13G, Janus Capital, INTECH and Perkins are registered investment advisers and furnish investment advice to various investment companies and individual and institutional clients and, as a result, Janus Capital, INTECH and Perkins may be deemed the beneficial owners of 1,868,204, 2, and 263,478, respectively, shares of our common stock. Also according to the Schedule 13G, neither Janus Capital, INTECH nor Perkins have the right to receive any dividends from, or the proceeds from the sale of, the securities held in such companies and clients and disclaims ownership associated with such rights.

(6)	Based solely on information reported on Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC. The Schedule 13G states that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “1940 Act”), is the beneficial owner of 1,951,833 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the 1940 Act. According to the Schedule 13G, Edward C. Johnson III (chairman of FMR LLC) and FMR LLC, through their control of Fidelity, each has sole power to dispose of the 1,951,833 shares. Also according to the Schedule 13G, members of the family of Edward C. Johnson III are the predominant owners, either directly or through trusts, of series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Also according to the Schedule 13G, the Johnson family group and all other series B shareholders have entered into a shareholders’ voting agreement under which all series B voting common shares will be voted in accordance with the majority vote of series B voting common shares. Thus, according to the Schedule 13G, members of the Johnson family may be deemed under the 1940 Act to form a controlling group with respect to FMR LLC. Finally, according to the Schedule 13G, neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares, which power resides with the Fidelity funds board of trustees, which carries out the voting under written guidelines established by the board of trustees.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 16, 2009 by:

•	each of our directors and nominees for director, including our Chief Executive Officer,

•	our Chief Financial Officer and our three most highly compensated executive officers other than our CEO and CFO, and

•	all directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (which we will refer to in this proxy statement as the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers do not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

				Additional Ownership(5)
							Restricted Stock
				Shares Issuable		Restricted	Units and		Total
				on Exercise		Stock and	Phantom Shares	Total	Beneficial &
	Beneficial Ownership			of Options	Stock	Restricted	Payable upon	Additional	Additional
	Amount and	Percent of		on or after	Appreciation	Stock Units	Retirement	Ownership	Ownership
Beneficial Owner	Nature(1)(2)(3)(4)	Class		May 16, 2009	Rights(6)	(7)	(8)	(d+e+f+g)	(b+h)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)

Non-Employee Directors
Kenneth M. Jastrow, II(9)	485,068	1.35%		13,500	—	50,000	10,672	74,172	559,240
Louis R. Brill	24,527		*	13,500	—	—	19,998	33,498	58,025
Kathleen Brown	6,500		*	13,500	—	—	20,086	33,586	40,086
William G. Currie	6,500		*	13,500	—	—	18,300	31,800	38,300
Michael E. Dougherty	12,000		*	13,500	—	—	18,300	31,800	43,800
James A. Johnson	21,699		*	13,500	—	—	36,710	50,210	71,909
Thomas H. McAuley	6,500		*	13,500	—	—	19,605	33,105	39,605
William Powers, Jr.	6,500		*	13,500	—	—	19,998	33,498	39,998
James A. Rubright	6,710		*	13,500	—	—	23,112	36,612	43,322
Richard M. Smith	11,833		*	14,833	—	—	19,367	34,200	46,033
Named Executive Officers
James M. DeCosmo	116,870		*	119,123	131,345	55,365	—	305,833	422,703
Christopher L. Nines	35,727		*	36,028	39,404	12,985	—	88,417	124,144
Craig A. Knight	79,670		*	87,781	78,807	28,553	—	195,141	274,811
Charles T. Etheredge, Jr.	32,160		*	47,543	31,523	10,388	—	89,454	121,614
David M. Grimm	32,540		*	35,709	39,404	12,810	—	87,923	120,463
Group
All directors and executive officers (18 persons) as a group	945,658	2.64%		504,232	393,200	197,739	206,148	1,301,319	2,246,977

*	Less than one percent based upon a total of 35,856,419 shares of common stock outstanding on March 16, 2009.

(1)	Includes shares of our common stock issuable upon exercise of options exercisable within 60 days from March 16, 2009: Mr. Brill — 14,832; Ms. Brown — 6,500; Mr. Currie — 6,500; Mr. Dougherty — 6,500; Mr. Jastrow — 342,663; Mr. Johnson — 18,497; Mr. McAuley — 6,500; Mr. Powers — 6,500; Mr. Rubright — 6,500; Mr. Smith — 11,833; Mr. DeCosmo — 38,351; Mr. Nines — 10,657; Mr. Knight — 32,455; Mr. Etheredge — 15,067 and Mr. Grimm — 9,842; and all directors and executive officers (18 persons) as a group — 546,671.

(2)	Includes shares of our common stock held by trustees under the Temple-Inland and Guaranty 401(k) plans for Messrs. Jastrow — 3,796; DeCosmo — 547; Nines — 367; Knight — 1,763; Etheredge — 257 and Grimm — 528; and all directors and executive officers (18 persons) as a group — 7,764. SEC rules consider these shares to be beneficially owned.

(3)	Includes 1,067 shares of our common stock owned by relatives of all directors and executive officers (18 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

(4)	Includes shares of our common stock representing restricted stock awards, which shares are issued and outstanding and which the person is entitled to vote, but which are held in escrow by us pending vesting of such awards: Mr. DeCosmo — 68,766; Mr. Nines — 20,710; Mr. Knight — 40,120; Mr. Etheredge — 16,488; and Mr. Grimm — 20,710; and all directors and executive officers (18 persons) as a group —

212,874. These restricted stock awards vest on the third anniversary of the date of grant if minimum return on assets (ROA) criteria are met.

(5)	“Additional Ownership” is not included in the SEC’s definition of “Beneficial Ownership.”

(6)	Stock appreciation rights vest 25% on each of the first four anniversaries of the date of grant and are payable in cash.

(7)	Restricted stock and restricted stock units vest on the third anniversary of the date of grant if minimum return on investment (ROI) or return on asset (ROA), as applicable, criteria are met. Restricted stock units granted by us and included in these amounts will be settled in cash. Restricted stock units received in connection with our spin-off as a result of holding Temple-Inland restricted stock units will be settled in stock or cash, in accordance with the terms of the original Temple-Inland award.

(8)	Includes (a) shares of our common stock underlying the annual restricted stock units granted to directors under our director compensation program, and (b) shares of our common stock underlying restricted stock units granted in connection with the election to defer director’s fees into restricted stock units under our director fee deferral plan. The restricted stock units are payable in cash or stock, as determined by our Compensation Committee at the time of grant, upon the holder’s retirement. In addition, under the Temple-Inland director fee deferral plan, director fees could be deferred into phantom shares. In connection with our spin-off, those directors who held Temple-Inland phantom shares received phantom shares in respect of our common stock. Under the Temple-Inland director fee deferral plan, phantom shares deferred through 2005 are payable in shares of common stock at retirement, and phantom shares deferred in 2006 and later are payable in cash based on the stock price at retirement. The number of phantom shares held by our directors were: Mr. Johnson — 17,343. Mr. Johnson retired from the Temple-Inland board of directors in November 2007, and his phantom shares are being paid in cash and stock in fifteen annual installments beginning in November 2007.

(9)	Includes 23,770 shares of our common stock pledged by Mr. Jastrow as security for a loan under a revolving line of credit, and such line of credit is not in default as of March 16, 2009, nor does the pledgee have the power to vote or direct the vote regarding such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act in respect of our common stock during the most recent fiscal year, except that one Form 4 was not timely filed in relation to the annual settlement of James A. Johnson’s phantom shares originally accrued under the Temple-Inland director fee deferral plan (see discussion under footnote (8) to the table under “Security Ownership of Management” above) in 2008. For purposes of identifying persons who failed to timely file Section 16(a) reports, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC’s Section 16 rules for the most recent fiscal year.

ELECTION OF DIRECTORS

Our Bylaws specify that our Board of Directors will establish by vote how many directors will serve on the Board (but not less than three). Our Bylaws also provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. Our Board of Directors has set the number of directors at eleven, with one class of three directors and two classes of four directors each.

Each director nominee will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Plurality means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact on the election of directors.

Nominees

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

All of the nominees are standing for election as directors to serve for a term of three years expiring at the 2012 annual meeting of stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

Nominees for Directors to be Elected at the 2009 Annual Meeting of Stockholders to Serve Until 2012

Name and Month and Year
First Elected Director	Principal Occupation and Other Information

William G. Currie December 2007	Mr. Currie, age 61, has had a 35-plus year career with Universal Forest Products, Inc., one of the United States’ leading manufacturers and distributors of wood and wood-alternative products. Since 1989 he has served as Chief Executive Officer and since 2006 he has served as Executive Chairman of the board of Universal Forest Products, previously serving as Vice Chairman since 2000.
James A. Rubright December 2007	Mr. Rubright, age 62, is Chairman of the Board and Chief Executive Officer of Rock-Tenn Company, one of North America’s leading manufacturers of paperboard, packaging, and merchandising displays. Mr. Rubright joined Rock-Tenn Company as Chief Executive Officer in 1999. Previously, he served as Executive Vice President of Sonat Inc. in Birmingham, Alabama, overseeing its interstate natural gas pipeline and energy marketing businesses. Prior to joining Sonat Inc. he was a partner at the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Rubright also serves on the board of AGL Resources Inc., an energy company.
Louis R. Brill December 2007	Mr. Brill, age 67, served as Chief Accounting Officer of Temple-Inland from 2000 until his retirement in 2006. From 1976 until his retirement in 1999, he was a partner of Ernst & Young LLP where he was responsible for clients in a wide range of industries and was managing partner of its Austin and San Antonio offices. Previously he was a director of Prodigy Communications and was chairman of its audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. CURRIE, MR. RUBRIGHT AND MR. BRILL AS DIRECTORS OF FORESTAR.

Continuing Directors

The following information is provided with respect to directors who will continue to serve as directors until the expiration of their terms.

Directors to Serve Until the 2010 Annual Meeting of Stockholders

Name and Month and Year
First Elected Director	Principal Occupation and Other Information

Kenneth M. Jastrow, II October 2007	Mr. Jastrow, age 61, became Non-Executive Chairman of our Board upon the completion of our spin-off in 2007. Mr. Jastrow served as Chairman of the Board and Chief Executive Officer of Temple-Inland from 2000 to 2007, and in various other capacities since 1991, including President, Chief Operating Officer, Chief Financial Officer, and Group Vice President. Mr. Jastrow also serves on the Boards of MGIC Investment Corporation and KB Home.
James M. DeCosmo October 2007	Mr. DeCosmo, age 50, has served as our President and Chief Executive Officer since 2006. He served as Group Vice President of Temple-Inland from 2005 to 2007, and previously served as Vice President, Forest from 2000 to 2005 and as Director of Forest Management from 1999 to 2000. Prior to joining Temple-Inland, he held various land management positions throughout the Southeastern United States.
James A. Johnson December 2007	Mr. Johnson, age 65, is Vice Chairman of Perseus LLC, a merchant bank and private equity fund management firm, which Mr. Johnson joined in 2001. Mr. Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners until 2001, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief Executive Officer of Fannie Mae from 1991 through 1998. He also serves on the Boards of Target Corporation, the Goldman Sachs Group, Inc., and UnitedHealth Group Incorporated.
Richard M. Smith December 2007	Mr. Smith, age 63, is Chairman of Newsweek, a position he has held since 1998. Mr. Smith served as Editor-in-Chief of Newsweek from 1984 to 2007 and CEO from 1991 until 2007. Mr. Smith was Chairman of the Magazine Publishers of America from 1996 to 1997 and was the founding Chairman of the MPA’s New Media Committee. Mr. Smith continues to serve on the MPA’s board and previously served on the board of the American Society of Magazine Editors. He also serves on the board of Temple-Inland.

Directors to Serve Until the 2011 Annual Meeting of Stockholders

Name and Month and
Year First Elected Director	Principal Occupation and Other Information

Kathleen Brown December 2007	Ms. Brown, age 63, currently serves as Senior Advisor, Goldman, Sachs & Co., where she heads the Western Region of the Public Sector and Infrastructure Group. She joined Goldman, Sachs & Co in 2001. Ms. Brown served as Treasurer of the State of California from 1991 through 1994. Her private sector experience includes work as an attorney with the law firm of O’Melveny & Myers and service as President of the Private Bank at Bank of America. Ms. Brown was the Democratic Party nominee for Governor of California in 1994, co-chair of the Presidential Commission on capital budgeting, and a board member of the Los Angeles Unified School District. She currently serves on the boards of the Los Angeles Chamber of Commerce and Town Hall Los Angeles.
Michael E. Dougherty February 2008	Mr. Dougherty, age 68, is the founder and Chairman of Dougherty Financial Group LLC, which was formed in 1977. He also controls and operates several asset management, securities and commercial lending businesses, including Galway Bay Investments, Dougherty Management Company, Inc., Segall Bryant & Hamill, Lakeside Investment Partners LLC, The Clifton Group Investment Management Company, Turnstone, LLC, Turnstone Calhoun, LLC and Dougherty Funding LLC. Mr. Dougherty was the Chairman of Public Securities Association in 1991 and 1992, and he previously served on the board of directors of Countrywide Bank, N.A. He currently serves as a director of Carol Health Corporation and the University of Minnesota Physicians. Mr. Dougherty is also a trustee of the University of St. Thomas, St. Paul, Minnesota.
Thomas H. McAuley December 2007	Mr. McAuley, age 63, is the President of Inland Capital Markets Groups, Inc., a subsidiary of The Inland Real Estate Group of Companies, Inc., a Chicago, Illinois based real estate and financial services company, a position he has held since 2005. From 1995 to 2003, he was Chairman and Chief Executive Officer of IRT Property Company, an Atlanta, Georgia based real estate investment trust traded on the NYSE. Prior to this position, he was regional partner with Faison & Associates, a Charlotte, North Carolina real estate development and management company. He is a licensed real estate broker in Florida, Georgia and South Carolina and has been a member of the international council of shopping centers since 1984 and the National Association of Real Estate Investment Trusts since 1995. He currently serves on the boards of Inland Real Estate Corporation, the Westervelt Company (formerly Gulf States Paper Company), Bank of Atlanta and RBC Centura Card Bank.
William C. Powers, Jr. December 2007	Mr. Powers, age 62, has been President of the University of Texas at Austin since 2006. He is also a university distinguished teaching professor and holds the Hines H. Baker and Thelma Kelley Baker Chair in Law at The University of Texas School of Law, where he served as Dean from 2000 to 2005. Other university appointments have been with the Southern Methodist University School of Law, the University of Michigan School of Law, and the University of Washington School of Law. He served as chair of the Special Investigation Committee, Enron Corp., which in 2002 produced the “Powers Report.”

How Nominees Are Selected

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board considers whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange (NYSE) and whether they have a prohibited conflict of interest with our business. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the chief executive officer of a company.

Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential director’s qualifications, a suitable candidate will be invited to meet with our Chief Executive Officer and full Board to determine if the candidate is a good fit with the rest of our Board.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the notice procedures described below. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates. Pursuant to our Bylaws, notice of a stockholder’s intent to nominate a candidate for the Board of Directors must contain certain specified information regarding the nominating stockholder and the nominee. Each notice must include the following information about the nominee:

•	the name, age, business address and, if known, residence address;

•	the principal occupation or employment;

•	the number of shares of our common stock beneficially owned;

•	any other information that must be disclosed about nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to be named as a nominee and to serve as a director if elected); and

•	A description of any material relationships, including direct or indirect compensatory or monetary arrangements, between the nominee and the nominating stockholder during the three fiscal years prior to the annual meeting, including any information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the nominating stockholder were the “registrant” for purposes of such disclosure item and the nominee was a director or executive officer of such registrant.

Each notice must also include the following information about the nominating stockholder:

•	the name and address, as they appear in our records;

•	the class and number of shares of our common stock beneficially owned;

•	Any option, warrant, convertible security, stock appreciation right, similar right, or other derivative instrument with an exercise or conversion right at a price related to our common stock or with a value derived from the value of our common stock (whether or not the instrument would be subject to settlement in shares of our common stock) directly or indirectly beneficially owned;

•	Any short interest in any of our securities beneficially owned;

•	Any proxy, contract or relationship pursuant to which the nominating stockholder has a right to vote shares of our common stock;

•	A description of any performance-related fees that the nominating stockholder is entitled to based on any increase or decrease in the value of our common stock; and

•	Any other information relating to the nominating stockholder that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitations of proxies for the election of directors in a contested election pursuant to Regulation 14A under the Exchange Act.

Our Corporate Secretary must receive this information not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date or in the case of a special meeting of stockholders, the information must be received not later than the close of business on the 10th day following the date on which notice of such annual meeting or special meeting is first mailed to stockholders or made public, whichever occurs first. For the dates applicable to our 2010 annual meeting of stockholders, see the section entitled “Date for Receipt of Stockholder Proposals” on page 51 of this proxy statement.

If a nominating stockholder intending to make a nomination at an annual or special meeting does not appear at the meeting to present the nomination, the nomination will be disregarded.

To be eligible to be a director nominee for election or re-election, the prospective nominee must deliver to the Corporate Secretary a completed and signed questionnaire, along with a written and signed representation and agreement that the nominee (1) has no voting commitments to vote in a particular way on a particular matter or that could otherwise interfere with the nominee’s ability to comply with his or her fiduciary duties if elected, (2) except as provided by us, will not accept any compensation for service as a director that has not been disclosed, and (3) will comply with our various corporate governance policies, including our conflict of interest, corporate opportunity, confidentiality, stock ownership and insider trading policies and guidelines, both in a form satisfactory to us. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval, or ratification of any related party transactions that we are required to report under this section of the proxy statement.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved under the policy:

•	compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement,

•	business expense reimbursements,

•	transactions with an entity in which the related party owns less than 10% of the other entity,

•	transactions with an entity in which the related party is a director only,

•	transactions with an entity in which the related party is not an executive officer or a partner, and

•	indebtedness for transactions in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of the review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director’s independence under the NYSE listing standards.

During the year ended December 31, 2008, there were no transactions that were required to be reported in this section of the proxy statement where the related party policy and procedures did not require review, approval or ratification or where the policy and procedures were not followed.

COMMITTEES OF THE BOARD OF DIRECTORS AND OTHER BOARD MATTERS

The Board performs a number of its functions through committees. All members and the chairmen of our Audit Committee, Management Development and Executive Compensation Committee (which we refer to as the Compensation Committee), and Nominating and Governance Committee are independent directors under the NYSE corporate governance listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. Any changes to the committee charters will be reflected on our website.

Information about our Board and Board committees follows:

Audit Committee

The Audit Committee assists the Board in its oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, James A. Rubright, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. The members of the Audit Committee are Mr. Rubright (Chairman), Ms. Brown, Mr. McAuley and Mr. Powers. The Audit Committee met nine times in 2008.

Management Development and Executive Compensation Committee

The Compensation Committee is responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the Board), the CEO’s compensation;

•	determining and approving the compensation of the other executive officers;

•	establishing the compensation philosophies, goals, and objectives for executive officers;

•	advising the Board on the performance, salaries, and incentive compensation of the executive officers;

•	establishing compensation plans for non-executive employees and approving annual bonus pools;

•	advising the Board with respect to employee benefit programs;

•	advising the Board with respect to equity and long-term incentive plans;

•	conducting an annual review of executive officers’ expense reports;

•	conducting an annual review of executive officers’ personal usage of company-owned facilities and equipment; and

•	preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the Securities and Exchange Commission.

The Compensation Committee may engage a compensation consultant to provide market data regarding executive compensation and advice about proposed compensation programs and amounts.

In 2007, the Temple-Inland Management Development and Executive Compensation Committee (Temple-Inland Compensation Committee) established our overall executive compensation program in preparation for the spin-off. Our Compensation Committee, which was formed on December 12, 2007 and which met for the first time in February 2008, has made some modifications to the program and anticipates that the program will continue to evolve in support of our ongoing business strategy and as we mature as a separate public company. The Chief Administrative Officer and the Chief Executive Officer recommend executive compensation amounts and programs to the Compensation Committee. The Compensation Committee has engaged Hewitt Associates LLC, a compensation consultant, to provide advice about proposed compensation programs and amounts and to provide market survey data regarding executive compensation. The Compensation Committee obtains specific data from Hewitt on an annual basis and at other times upon request. The Compensation Committee invites a Hewitt representative to attend meetings of the committee from time to time. The Compensation Committee also meets with the Hewitt representative in executive session periodically. Once the full Board approves any compensation recommendations of the Compensation Committee, administration of the compensation programs is delegated to the Chief Administrative Officer.

The members of the Compensation Committee are Mr. Johnson (Chairman), Ms. Brown, Mr. Currie, and Mr. Rubright, all of whom our Board of Directors has determined, in its business judgment, are independent as defined in the NYSE corporate governance standards. The Compensation Committee met five times in 2008.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks among the members of the Board and no member of the Compensation Committee has a transaction reported under Certain Relationships and Related Party Transactions.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for:

•	periodically reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;

•	recommending nominees to serve on the Board of Directors;

•	reviewing potential conflicts of prospective Board members;

•	recommending the size of the Board;

•	recommending the membership of the committees;

•	reviewing corporate governance issues;

•	reviewing performance and qualifications of Board members before they stand for reelection;

•	reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals;

•	reviewing outside directorships in other publicly held companies by our senior officers;

•	acting in an advisory capacity to the Board of Directors regarding activities that relate to issues of social and public concern, matters of public policy and the environment, and significant legislative, regulatory and social trends and developments; and

•	recommending director compensation to the full Board.

The Nominating and Governance Committee may engage a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts.

In 2007, the Temple-Inland Nominating and Governance Committee determined the compensation program for our directors in preparation for the spin-off. Our Nominating and Governance Committee was formed on December 12, 2007 and met for the first time in February 2008. In January 2008, Hewitt reviewed our director compensation program and provided market survey data and advice regarding director compensation to the Nominating and Governance Committee. The Chief Administrative Officer and the Chief Executive Officer recommend director compensation amounts and programs to the Nominating and Governance Committee. Once the full Board approves any director compensation recommendations of the Nominating and Governance Committee, administration of the compensation programs is delegated to the Chief Administrative Officer.

The members of the Nominating and Governance Committee are Mr. Smith (Chairman), Mr. McAuley, Mr. Powers, and Mr. Dougherty, all of whom our Board of Directors has determined, in its business judgment, are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met four times in 2008.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

•	matters related to the composition of the Board,

•	changes in the Bylaws, and

•	certain other significant corporate matters.

The members of the Executive Committee are the Chairman of the Board, who serves as Chairman of the Executive Committee, and the Chairman of each standing committee of the Board: Mr. Jastrow, Mr. Rubright, Mr. Johnson, and Mr. Smith. The Executive Committee did not meet in 2008.

Director Independence

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which standards are discussed below. Our corporate governance guidelines are posted on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. In accordance with our corporate governance guidelines and the NYSE rules, at least a majority of our directors are independent.

All directors other than Messrs. Jastrow, DeCosmo and Brill satisfy our director independence standards. Mr. DeCosmo does not meet these independence standards because he is one of our officers. Messrs. Jastrow and Brill do not meet these standards because of their prior employment with Temple-Inland, which, under the NYSE independence standards, will preclude independence until three years after termination of such employment, or December 2010 for Mr. Jastrow and August 2009 for Mr. Brill.

The Board defines independence as meeting the requirements to be considered independent directors as defined under the current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

1. If not otherwise prohibited by the NYSE rules, any commercial or charitable relationship that is not required to be reported in the proxy statement to stockholders will not be considered a material relationship that would impair a director’s independence.

2. To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law.

There were no material transactions or relationships between us and any of our independent directors during 2008. In making its determination that our non-employee directors other than Messrs. Jastrow and Brill are independent, our Board considered:

•	During 2008, we sold timber to Temple-Inland pursuant to a timber sale and purchase agreement. The agreement expires December 31, 2012, and sales are at market prices. Mr. Smith is a director of Temple-Inland.

•	In 2009, we engaged Goldman Sachs in respect of two investment banking engagements — one related to an unsolicited proposal by Holland Ware and the second related to our potential sale of certain HBU timberland assets. Mr. Johnson is a director of Goldman Sachs Group, Inc. and Ms. Brown is an employee of Goldman, Sachs & Co.

Our Board felt that none of these transactions affected any director’s independence because none of the independent directors has a direct or indirect material interest in these transactions and, with respect to the Goldman engagements, the transactions do not exceed the greater of $1 million or 2% of Goldman’s consolidated gross revenues. Our directors typically recuse themselves from voting on any matters in which there may be a conflict of interest.

There is no family relationship between any of the nominees, continuing directors and executive officers of Forestar.

Board Meetings

Our Board typically meets at least four times a year. Our Board met five times in 2008. Each director attended at least 75% of Board and committee meetings held by all committees on which they served.

Our Board holds regularly scheduled executive sessions with only non-management directors present. Executive sessions were held at four of the five Board meetings in 2008. Our Chairman of the Board serves as presiding director to lead these executive sessions of the Board. In addition, our Board meets at least once a year in executive session with only independent directors. The Chairmen of the Audit, Compensation and Nominating and Governance Committees serve as presiding director to lead these non-management executive sessions on a rotating basis.

Other Corporate Governance Matters

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than five public companies.

We expect all Board members to attend our 2009 annual meeting of stockholders, health permitting. All Board members attended our 2008 annual meeting of stockholders.

Non-employee directors must retire by the annual meeting following their 72nd birthday, and employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 65th birthday.

The charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are available on our website at www.forestargroup.com under the “Investor Relations - Corporate Governance” section of our website. We will provide a copy of these documents, without charge, to any stockholder upon request to our Corporate Secretary at our principal executive offices.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer are also required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive offices. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with non-management directors by forwarding written comments to an independent third party that has agreed to forward the comments to the presiding director with a copy to our General Counsel. The independent third party is The Network and such comments may be sent to:

The Network
333 Research Court
Norcross, GA 30092
Attention: Call Center — Forestar Group

Alternatively, interested parties may communicate online with our non-management directors by forwarding comments to The Network at www.reportlineweb.com/Forestar.

The presiding director is our Chairman of the Board. Any changes in the presiding director or the independent third party for purposes of communicating with the presiding director after publication of this proxy statement will be posted on our website at www.forestargroup.com.

DIRECTOR COMPENSATION

Our director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities, to better align director compensation with the long-term interests of our stockholders, and to assist in recruiting high caliber directors. Alignment with stockholders is emphasized through stock ownership requirements, an annual restricted stock unit grant, and the ability to receive restricted stock units in lieu of fees. Our director fee schedule is as follows:

Director Fee Schedule

Annual Retainer Fee	$50,000 (paid $12,500 per quarter)
Annual Non-executive Chair Retainer	$250,000 (paid $62,500 per quarter)
Annual Audit Committee Chair Retainer	$15,000
Annual Other Committee Chair Retainer	$5,000
Meeting Fees	$1,500 for each meeting in excess of 5 per year for Board of Directors and Executive Committee meetings combined; $1,500 for each committee meeting in excess of 5 per year for such committee
Annual Restricted Stock Unit Grant — payment deferred until retirement	$75,000
Match for deferring fees in lieu of current cash payment — deferred until retirement	150%

In addition to the above fees, when a new director is appointed or elected, the director receives a stock option grant to acquire 20,000 shares of our common stock, which stock options will have an exercise price per share equal to the fair market value on the date of grant, which is the date the director is first elected, and which will vest 6,500 shares on the first anniversary of the date of grant, 6,500 shares on the second anniversary of the date of grant, and 7,000 shares on the third anniversary of the date of grant. The option term is ten years. These stock option grants are made to further align director compensation with the interests of stockholders. On February 12, 2008, our directors (except Mr. DeCosmo) received this stock option grant. We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Mr. DeCosmo does not receive a fee for his service on our Board other than his compensation as an employee.

Mr. Jastrow’s non-executive chair retainer is not eligible for a match under the fee deferral plan described below.

Fee Deferral Plan

Instead of immediate payment of director fees in cash, directors may defer the fees into restricted stock units, or RSUs, payable at retirement in shares of our common stock or cash, as determined by our Board of Directors. The aggregate amount deferred into RSUs would equal 1.5 times the amount of cash fees deferred, except for the non-executive chair retainer which aggregate amount deferred into RSUs would equal one times the amount of cash fees deferred. The number of RSUs is determined by dividing the aggregate deferred amount by the closing price of our common stock on the date deferred. RSUs are vested when granted. Dividend equivalents would be credited as additional RSUs if and when paid to stockholders. With respect to fees deferred in 2008, at retirement, a director will be paid the number of shares of common stock equal to the number of RSUs credited to his or her account. With respect to fees deferred beginning in 2009, at retirement, a director will be paid in cash based on the fair market value of our common stock on the payment date. Fair market value is equal to the closing price of our common stock as reported on the NYSE on the applicable date. Any dividend equivalents credited as additional RSUs would be paid in cash at retirement.

If a director chooses cash payment on a current basis instead of deferring his or her fees, the director will not receive a match with respect to such fees. Directors may retire at any time, but must retire by the annual meeting following their 72nd birthday.

The directors’ fee deferral plan provides for accelerating payment in the event the director’s service terminates due to a change in control.

Annual Restricted Stock Unit Grant

On the date of the first regularly scheduled Board meeting each year, each non-employee director receives a number of RSUs determined by dividing $75,000 by the closing price of our common stock on such date. The RSUs are vested when granted. The RSUs are payable at retirement in shares of our common stock or cash, as determined by our Board of Directors. The 2008 annual RSUs will be paid in shares of our common stock at retirement. The 2009 annual RSUs will be paid in cash at retirement. The number of shares payable upon payment of stock-settled RSUs will equal the number of such RSUs. The amount of cash payable upon payment of cash-settled RSUs will equal the number of such RSUs multiplied by the closing price of our common stock on such payment date.

Stock Ownership Guidelines

Directors are required to hold Forestar stock or RSUs with an aggregate value of at least $150,000 (3 times their $50,000 annual retainer) by the end of three years from initial election. This stock ownership policy is contained in our Corporate Governance Guidelines, which are available on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website.

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

2008 Director Compensation

We have computed the value of fees earned by our directors in 2008 in the following chart using SEC rules. These rules require us to calculate the value of the restricted stock units received, whether received as the annual grant or acquired through deferral of fees and match, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123(R)). Under FAS 123(R), because the RSUs vested immediately, the 2008 compensation was recognized on the date of grant based on the fair market value of the awards when granted. However, directors do not receive any payout of the RSUs until they retire. The value of the shares received at the time the director retires may be different than the value of RSUs received at the time the fee is earned. All of our directors except Mr. Jastrow elected to defer their 2008 cash fees until retirement.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)(1)(2)	($)(1)(3)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)

Louis R. Brill	$0	$167,956	$60,270	$0	$0	$0		$228,226
Kathleen Brown	$0	$170,211	$60,270	$0	$0	$0		$230,481
William G. Currie	$0	$149,958	$60,270	$0	$0	$0		$210,228
Michael E. Dougherty	$0	$149,958	$60,270	$0	$0	$0		$210,228
Kenneth M. Jastrow, II	$300,000	$74,981	$60,270	$0	$0	$0		$435,251
James A. Johnson	$0	$157,459	$60,270	$0	$0	$11,690	(4)	$229,419
Thomas H. McAuley	$0	$165,704	$60,270	$0	$0	$0		$225,974
William Powers, Jr.	$0	$167,956	$60,270	$0	$0	$0		$228,226
James A. Rubright	$0	$188,205	$60,270	$0	$0	$0		$248,475
Richard M. Smith	$0	$157,459	$60,270	$0	$0	$0		$217,729

(1)	Includes the dollar amount recognized for financial reporting purposes in 2008 in accordance with FAS 123(R) of all stock-based awards for grants in 2008 and prior years. The dollar amount recognized was computed under FAS 123(R), applying the same valuation model and assumptions used for financial reporting purposes as outlined in Note 16 to our audited consolidated financial statements in our 2008 Annual Report on Form 10-K, disregarding the estimate of forfeitures related to service-based vesting conditions.

(2)	The amounts shown in column (c) relate to (a) the annual restricted stock unit grant and (b) cash fees earned in 2008 but deferred until retirement. The deferred fees earn a match of 150% and are converted into restricted stock units. The chart below shows the annual grant, fees earned, match, and resulting restricted stock units credited to each director’s account in 2008, along with the director’s age 72 retirement date:

						Total Deferred
						Fees/Stock
						Awards ($)
						(b+c+d+e+f)
					Annual	Value on	Converted
			Board and		Restricted	Grant Date of	into Restricted	Normal or
		Committee	Committee		Stock	Fees Deferred	Stock Units	Expected
	Board	Retainer	Meeting		Unit	Until	Payable Upon	Retirement
Name	Retainer	Fees	Fees	Match	Grant	Retirement	Retirement	Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Louis R. Brill	$50,000	—	$12,000	$31,000	$75,000	$168,000	9,907	2014
Kathleen Brown	$50,000	—	$13,500	$31,750	$75,000	$170,250	9,995	2018
William G. Currie	$50,000	—	—	$25,000	$75,000	$150,000	8,209	2020
Michael E. Dougherty	$50,000	—	—	$25,000	$75,000	$150,000	8,209	2013
Kenneth M. Jastrow, II	—	—	—	—	$75,000	$75,000	2,599	2020
James A. Johnson	$50,000	$5,000	—	$27,500	$75,000	$157,500	8,469	2016
Thomas H. McAuley	$50,000	—	$10,500	$30,250	$75,000	$165,750	9,514	2018
William Powers, Jr.	$50,000	—	$12,000	$31,000	$75,000	$168,000	9,907	2019
James A. Rubright	$50,000	$15,000	$10,500	$37,750	$75,000	$188,250	10,599	2019
Richard M. Smith	$50,000	$5,000	—	$27,500	$75,000	$157,500	8,469	2018

Because the first meeting or Board of Directors following the spin-off was in 2008, column (h) above reflects the total units held by the directors in their director fee deferral accounts at December 31, 2008.

(3)	Each director was granted his or her new director stock option award on February 12, 2008, the date of the first meeting of our Board of Directors following the spin-off. The grant date fair value of each such stock option as determined under FAS 123(R) was $10.22. At December 31, 2008, the directors held the following aggregate number of stock options: Louis R. Brill — 28,332; Kathleen Brown — 20,000; William G. Currie — 20,000; Michael E. Dougherty — 20,000; Kenneth M. Jastrow, II — 356,163; James A Johnson — 31,997; Thomas H. McAuley — 20,000; William Powers, Jr. — 20,000; James A. Rubright — 20,000; and Richard M. Smith — 26,666. Some directors have more than 20,000 options outstanding because they received some Forestar stock options in connection with equitable adjustments to Temple-Inland stock options in the spin-off. To see option exercise prices, vesting dates, and terms for each director’s options, you may look at his or her latest Form 4 on our website at www.forestargroup.com under the “Investor Relations — SEC Filings” section of our website.

(4)	Mr. Johnson served on the Temple-Inland board of directors prior to the spin-off. Under the Temple-Inland director fee deferral plan, Mr. Johnson deferred director fees into Temple-Inland phantom shares. Mr. Johnson retired from the Temple-Inland board in November 2007 and elected to receive the settlement of the phantom shares in 15 annual installments beginning in November 2007. Mr. Johnson received Forestar phantom shares in connection with equitable adjustments to his remaining Temple-Inland phantom shares in the spin-off. This amount represents payment of his November 2008 Temple-Inland board retirement installment, which was paid 666 shares in our common stock and 670 shares in cash. The total value of this installment payment was $11,690 (based on the $8.75 closing price per share of our common stock as reported by the NYSE on the settlement date).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

What is our compensation philosophy?

Our compensation philosophy is that a significant part of our executives’ compensation should relate to our performance, as measured primarily by return on assets (ROA), value creation (VC), and segment operating income (SI), because we believe there is a strong correlation between these performance components and long-term stockholder value creation.

What are our compensation objectives?

Our executive compensation program is designed to attract, retain, and motivate key executives to maximize return on assets, value creation, segment operating income, and performance. We define VC for our real estate segment as the value created by moving property through the development process while meeting or exceeding our return expectations. We define VC for our mineral resources segment as promoting the leasing and exploration of our mineral acreage to increase the number of producing wells and the production of oil or gas. We are guided by the following principles in determining the form and amount of executive compensation:

•	Compensation should be tied to performance. A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Cash bonuses are considered on an annual basis based on return on assets, VC and SI, and achievement of individual performance objectives. In addition, restricted stock and restricted stock unit awards generally contain a vesting component tied to the achievement of a cumulative average three-year ROA.

•	Compensation should align executives’ interests with our stockholders’ interests. Our annual cash incentive bonuses are tied closely to ROA, VC and SI because we believe there is a strong correlation between these performance components and long-term stockholder value creation. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on long-term growth and performance.

Equity-based awards also help retain executives because they contain forfeiture provisions if the executive terminates employment other than for retirement, death or disability. In addition, a 401(k) plan match and health and welfare benefits help retain executives. Change in control agreements help ensure that our executives continue to work in the best interests of our stockholders and help alleviate concerns during any potential change in control situations that might otherwise lead the executives to work elsewhere or to work other than in the best interests of the company or its stockholders.

What are the elements of our compensation program?

The elements of our compensation program are as follows:

•	Salaries;

•	Annual cash incentive bonuses based on performance measurements;

•	Equity-based incentive (long-term) awards including stock options, stock appreciation rights, restricted stock, and restricted stock units;

•	401(k) plan, tax qualified employer retirement contributions, and a supplemental executive retirement plan, or SERP;

•	Health and welfare benefits; and

•	Change in control agreements.

How is each element of compensation determined?

Generally speaking, each element of compensation is evaluated independently to determine whether in our Compensation Committee’s judgment it is competitive within our segments of the real estate or oil and gas industries, considering both public and private competitors. Our Compensation Committee maintains a balance among the elements of compensation that ties a significant portion of compensation to performance. Our Compensation Committee also uses tally sheets that show all elements of compensation as a total. Although our Compensation Committee does not establish specific preset allocation formulas to determine the proportion of each element in relation to the other elements, it generally tries to maintain a balance among the different elements:

Measurement
Element	Performance Measure	Period

Salary	Continued service subject to annual evaluation	1 year
Annual cash incentive bonus	ROA, VC and SI	1 year
Long-term incentives:
Restricted stock or restricted stock units	Time vested with minimum ROA threshold	3 years
Stock options or stock appreciation rights	Stock price	10 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None
Change in control agreements	None	None

The below table shows the mix of the compensation elements to the total compensation for the named executive officers:

Element	2007	2008

Base salary	25%	28%
Annual cash incentive bonus	39%	15%
Long-term incentive	29%	54%
Change in pension value(1)	5%	—%
Other	2%	3%

(1)	Prior to the spin-off, Messrs. DeCosmo, Nines and Grimm participated in a Temple-Inland defined benefit retirement plan. The 2007 change in pension value relates to the change in accumulated pension benefits under that Temple-Inland defined benefit plan. Following our spin-off, we do not provide our executives a defined benefit pension plan.

Year to year, the exact allocation may vary, but the overall mix is strongly weighted to pay for performance in accordance with our philosophy. In 2008, the mix reflects that the annual cash incentive bonuses decreased for all named executive officers, as discussed below. Our Compensation Committee believes that various elements of our program effectively achieve the objective of aligning compensation with performance measures that are directly related to our financial goals and creation of stockholder value without encouraging executives to take unnecessary and excessive risks.

How are base salaries determined?

Base salaries are determined based on the executive’s responsibilities, performance, experience, and the Compensation Committee’s judgment regarding competitive requirements and internal equity. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from independent surveys of the peer group companies discussed below. Our CEO’s salary and the salaries of our other named executive officers, adjusted as provided below, are on average at or below the median of our peer group and survey data. Our Compensation Committee adopted a policy of using incentive bonus awards rather than base salary to reward outstanding performance. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels, or other factors in addition to the factors described above.

In February 2008, our Compensation Committee increased the base salaries of our then named executive officers, other than our CEO, to remain competitive with market practices, support executive recruitment and retention objectives, and establish internal equity among executives. These increases reflect the additional responsibilities that the named executive officers have assumed in connection with their expanded roles as managers of a separate publicly-traded company. In addition, they are consistent with practice among our competitors as reflected in the peer group described below and survey data. These increases were as follows:

		2007	2008
Name	Position	Base Salary	Base Salary

Craig A. Knight	Chief Investment Officer	$232,000	$350,000
Christopher L. Nines	Chief Financial Officer	$160,000	$250,000
Charles T. Etheredge	Executive Vice President	$225,000	$250,000
David M. Grimm	Chief Administrative Officer, General Counsel and Secretary	$200,000	$250,000

In light of the current economic climate, our Compensation Committee determined not to adjust base salaries for the CEO or our other executive officers in 2009.

How are annual cash incentive bonuses determined?

Bonuses are based largely on our performance (including return on assets and other performance measures of the business as a whole or the business segment in which the individual is an employee), VC, SI, and the employee’s personal performance in meeting specified objectives. Our Compensation Committee will also consider the degree to which the employee’s actions have laid the groundwork for future earnings. The types and relative importance of specific financial and other business factors vary among the executives depending on their positions and the particular operations or functions for which they are responsible. For example, executives may be given a bonus for accomplishing specific objectives or projects, including successful completion of acquisitions, entitlements, developments or sales.

The CEO and CFO annual bonus opportunity as a percent of salary is set near the 50th percentile of our survey data, with upside potential to reward for above-target performance, and downside potential if a threshold performance level is not met. Individual targets for other executive officers vary according to role, in accordance with market practice. These bonus opportunities are intended to reflect the responsibilities that our named executive officers have assumed in connection with their expanded roles as managers of a separate publicly-traded company and reflect our pay-for-performance philosophy.

For purposes of determining the executives’ 2008 incentive bonus, our Compensation Committee selected a combination of return on assets, or ROA (calculated as earnings before interest and taxes (EBIT) divided by the book value of our assets as of the beginning of the fiscal year), and VC as the performance measures. The maximum 2008 incentive bonuses would equal a percentage of EBIT determined by our 2008 ROA, if ROA is between 4% and 24%. If the amount of our 2008 ROA is between 4% and 24%, the actual bonus potential would be weighted based on the following two components and their respective percentages presented in the table below:

	Bonus Potential Weighted by:
Executive Officer	ROA	VC

Messrs. DeCosmo, Nines and Grimm	75%	25%
Messrs. Knight and Etheredge	50%	50%

For all our named executive officers, the ROA component of the 2008 incentive bonus would equal approximately 100% of base salary when we achieve an ROA that approximates our cost of capital. The ROA component percentage is deemed earned as a result of achievement of ROA during 2008. The VC component percentage would be subject to our Compensation Committee’s determination of the executive’s supportable and documented value creation performance, including the evaluation of such factors as the successful completion of strategic acquisitions and new ventures, legislative activity, economic development, land use entitlements, strategic repositioning of real estate assets, and real estate sales.

In 2008, we achieved ROA of approximately 5.1%. The Committee determined that the VC was in line with the ROA achieved. Messrs. Decosmo and Knight requested that the Compensation Committee consider a reduction in the calculated amount. Our Compensation Committee awarded additional discretionary bonuses of $35,000 to Mr. Nines and $45,000 to Mr. Grimm to reward them for their extraordinary efforts during 2008 to ensure our successful separation and functioning as a stand-alone public company. Actual 2008 incentive bonus amounts paid to our named executive officers are reflected in table below and under columns (d) and (g) of the Summary Compensation Table.

						Total 2008
	Return on Assets		Value Creation		Discretionary	Incentive
Name	Weighting	Amount	Weighting	Amount	Adjustment	Bonus

Mr. DeCosmo	75%	$157,500	25%	$52,500	$(15,000)	$195,000
Mr. Knight	50%	$111,000	50%	$111,000	$(32,000)	$190,000
Mr. Nines	75%	$79,000	25%	$26,000	$35,000	$140,000
Mr. Etheredge	50%	$79,000	50%	$79,000	$2,500	$160,500
Mr. Grimm	75%	$79,000	25%	$26,000	$45,000	$150,000

For our 2009 incentive bonus program, our Compensation Committee selected a combination of ROA, VC and SI as the performance measures, weighted as follows:

		Bonus Potential Weighted by:
Business Group	2008 NEOs	ROA	VC	SI

Business Administration	Messrs. DeCosmo, Nines and Grimm	75%	25%	—
Real Estate	Messrs. Knight and Etheredge	50%	50%	—
Mineral Resources	—	50%	25%	25%
Fiber Resources	—	50%	—	50%

We did not adjust our annual cash incentive bonus formulas in 2009 except to reflect that we have more assets at the beginning of 2009 than we did at the beginning of 2008. Thus, to achieve the same level of payout in 2009 as in 2008, higher EBIT will be required in 2009 than in 2008.

In 2009, we will exclude from the ROA calculation the impact of certain significant transactions, as determined by our Compensation Committee, related to our previously announced initiatives to enhance stockholder value. Our Compensation Committee will determine in its discretion whether any additional incentive bonus should be paid to executives based on the successful completion of such significant transactions.

Our Compensation Committee may, in its discretion, award cash bonuses during the year as a result of extraordinary performance. In addition, our Compensation Committee may elect to pay “sign-on” bonuses and may elect to establish other measures to determine annual bonus amounts for purposes of recruiting a new executive.

How are equity-based incentive awards determined?

Our 2007 Stock Incentive Plan, or SIP, gives us the ability to provide our eligible employees, including each of our named executive officers, grants of stock-based compensation awards based on our shares. Our equity-based incentive awards include stock options, stock appreciation rights, restricted stock, and restricted stock units.

Our Compensation Committee considers previous grants, value and experience the executive brings to a role, relative responsibilities of the executive, and the business segment in determining sizes of awards. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The amounts of equity-based awards are determined based on input from Hewitt regarding market practices and the judgment of our Compensation Committee. A dollar value is established for the awards in consultation with Hewitt after reviewing competitive market data for similar executives at companies within our peer group and other comparable companies. The dollar value of the awards may be at or above the mid-range of what other comparable companies may offer in any given year. Our Compensation Committee may also consider internal pay equity for equity awards among executives, and progress toward meeting our stock ownership guidelines. Our Compensation Committee also generally allocates equity-based awards 50% to awards the value of which are tied directly to the stock price (stock options and stock appreciation rights) and 50% to full value awards (restricted stock and restricted stock units). Our Compensation Committee anticipates granting performance-based restricted stock awards in the future.

In February 2008, under the SIP, the Compensation Committee made grants of awards to the following persons and in the following amounts:

	Stock Options:	Restricted Stock:
Name	No. of Shares	No. of Shares

James M. DeCosmo	74,000	28,400
Craig A. Knight	66,500	15,900
Christopher L. Nines	22,300	8,600
Charles T. Etheredge	42,800	6,800
David M. Grimm	22,300	8,600

These grants were part of our annual equity-based award grants and were made to better align the interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and establish internal pay equity among executives. Our Compensation Committee determined that in recognition of accomplishments during 2007 that are expected to result in considerable value creation in future years, the stock option awards for Messrs. Knight and Etheredge as reflected above include extraordinary awards of 25,000 shares (Mr. Knight) and 17,000 shares (Mr. Etheredge).

Our Compensation Committee anticipates making annual equity-based award grants in February of each year based on the considerations described above.

What are the material terms of the equity-based incentive awards?

The equity-based awards have the following terms:

Stock Options and Stock Appreciation Rights:	Stock options and stock appreciation rights have an exercise price equal to the closing price per share on the NYSE on the date of the grant; vest 25% each year over four years; provide for accelerated vesting upon retirement, disability, death, or if there is a change in control; and expire in ten (10) years. Options exercised are settled in common shares. Stock appreciation rights are settled in cash.
Restricted Stock and Restricted Stock Units:	Restricted stock awards vest on the third anniversary from the date of grant if we achieve a minimum 1% of annualized ROA over such three-year period. Restricted stock awards have accelerated vesting upon disability, death, or if there is a change in control. Restricted stock settles in common shares and restricted stock units settle in cash.

Our SIP provides for equitable adjustment in the event of stock splits or other equity restructurings. Awardees generally receive the same adjustment stockholders receive.

Do the executives have stock ownership guidelines?

Yes. To further align our executives’ financial interests with those of our stockholders, we adopted the following minimum stock ownership guidelines for our named executive officers:

VALUE OF OWNERSHIP OF STOCK AS A MULTIPLE OF ANNUAL SALARY

Multiple of
Position	Salary

Chief Executive Officer	5x
Other Named Executive Officers	3x

Shares owned by the executive and their immediate family members count toward the ownership guidelines. Shares held in the Temple-Inland and Guaranty 401(k) plans, restricted stock, restricted stock units, and performance stock units also count. Stock options are not counted until they are exercised, and SARs are not counted.

The named executive officers have five years following the spin-off or their initial election to meet the stock ownership guidelines. All of our named executive officers have until December 28, 2012 to satisfy their stock ownership guidelines, none of which have been satisfied as of December 31, 2008.

Are there mandatory holding periods for stock acquired through exercise of options?

Yes. Our executive officers are required to hold 100 percent of the net shares acquired through the exercise of options until they meet our ownership guidelines. The Compensation Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not making adequate progress toward meeting the stock ownership guidelines or does not retain the required level of net shares acquired through the exercise of options.

Is there an insider trading policy?

Yes. Under the terms of our insider trading policy, the named executive officers may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities “short”, and may not hold our securities in margin accounts.

How many more shares can be issued under our long-term incentive plans?

The following table sets forth information as of December 31, 2008 related to compensation plans under which our shares may be issued:

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities
	and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)(1)	(b)(1)	(c)(1)

Equity compensation plans approved by security holders	2,512,896	$21.70	545,574
Equity compensation plans not approved by security holders	None	None	None
Total	2,512,896	$21.70	545,574

(1)	Includes 707,609 options outstanding to our employees and directors, and 1,805,287 options outstanding to employees and directors of Temple-Inland and Guaranty Financial Group, Inc., a former Temple-Inland subsidiary. The Temple-Inland and Guaranty options resulted from the equitable adjustment of Temple-Inland equity awards in connection with our spin-off. For additional information, please see Notes 9 and 16 to our audited consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on March 5, 2009.

Do we provide qualified retirement benefits to executives?

Yes. We offer a tax-qualified defined contribution retirement plan to our employees in which our named executive officers are eligible to participate. Our defined contribution retirement plan, which we also refer to as our 401(k) plan, has two components: (a) employee contributions with company match, and (b) company retirement contributions. Employees who transferred to us from Temple-Inland in connection with the spin-off received vesting credit under our 401(k) plan for the years of service they were continuously employed by any Temple-Inland company. Our 401(k) plan does not grant extra years of credited service to executives. Extra years of credited service would be granted only under our change in control agreements, but not for any other reason.

Our 401(k) plan allows us to match an employee’s contribution in accordance with the following formula: for each dollar that an employee contributes to their 401(k) savings account, we contribute a match of $1 up to 3% of the employee’s compensation; thereafter, for each dollar that an employee contributes of their next 3% of pay, we contribute a match of $0.50. The maximum annual matching contribution is limited to $4,500 for any employee considered highly compensated under our plan. The match is vested 100% after two years of employment.

In addition, we make a retirement contribution equal to 3.5% of the employee’s compensation. The retirement contribution is vested after two years of employment. Employees are offered a wide range of investment choices under the plan for their payroll contributions, and our match and retirement contributions are invested proportionally in the same funds selected by the employees for their own payroll contributions.

Do we offer a Supplemental Executive Retirement Plan (SERP)?

Yes. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. Because we wish to provide our executives with a continuing ability to save for their retirement, we credit under the SERP an amount equal to 3.5% of the executive’s pay in excess of this limit (earnings of $230,000 in 2008) plus the return such amount would have earned if it had been invested in the Vanguard Intermediate-Term Treasury Fund. The SERP, which is a non-qualified defined contribution plan, is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump sum as soon as practicable after such termination. Any unvested portion would be forfeited. The SERP does not cover pay that is based on commissions.

Do we offer health and welfare benefits?

Yes. We offer the same health and welfare benefits to all full-time employees. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and other similar benefits.

Do we offer employment agreements?

No. Occasionally we may sign a letter agreement with a new executive upon hiring, but generally they do not cover more than the first year’s pay and bonus. Except for Mr. DeCosmo, none of our other named executive officers has an employment agreement. For a description of Mr. DeCosmo’s employment agreement, see the narrative disclosure following the Summary Compensation Table.

Do we offer change in control agreements?

Yes. All of the named executive officers and most senior executives have change in control/severance agreements. For a description of the terms of these change in control/severance agreements, see the Potential Payments Upon Termination or Change in Control section of this proxy statement. We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

Do we provide perquisites to executives?

We take a minimalist approach to perquisites. We provide umbrella liability insurance coverage and certain other minor perks. See the Summary Compensation Table and footnote 4 thereto for a summary of those benefits.

Do we offer any severance benefits for executives whose employment terminates?

No. We do not have a plan or policy to provide severance benefits to executives whose employment terminates. As discussed above, the CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control/severance agreements discussed above. In return for the post-employment benefits, the CEO agrees not to compete with us for two years after departure.

Do we have a policy on “clawback” of compensation?

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Who oversees our executive compensation? What are the roles of executive officers in determining compensation?

Our Compensation Committee oversees executive compensation. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our Chief Administrative Officer and our CEO work closely with our Compensation Committee and recommend executive compensation amounts, except that the CEO does not participate in discussions regarding his own compensation. These executives consult with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee has final approval of all compensation amounts or formulas applicable to benefit plans in which executive officers participate.

Our Compensation Committee also:

•	establishes, administers, and approves bonus programs for non-executive employees and approves the aggregate amount of bonus pools for each business segment. Each executive officer recommends individual bonus amounts for employees under his or her direction, and the CEO approves or revises the individual amounts;

•	approves all equity-based award recipients and the amount of each award;

•	delegates to the CEO the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other salaried employees; and

•	delegates to certain of our executive officers the responsibility of maintaining the tax qualification status of our 401(k) plan, approving 401(k) plan provisions and formulas applicable to employees who are not executive officers, and overseeing the administration of the 401(k) and other benefit plans.

In addition, an investment committee, whose members include executive officers, oversees 401(k) plan fund choices. This investment committee reports annually to the Board.

Do we use benchmarking in compensation decisions? Who is our peer group?

We employ several methods to benchmark our executive compensation practices against other companies. We use publicly available market surveys to match the roles of our named executive officers to roles in the surveys. Also, our compensation consultant conducts an analysis of the named executive officers to assist us with establishing a budget for overall long-term incentive awards and to assist our Compensation Committee with setting compensation for the named executive officers. For further comparison, we evaluate the base salary, annual incentive awards, and long-term incentives provided to the named executive officers of the companies in our peer group. We extract this data from publicly available sources.

With Hewitt’s assistance, we have continued to refine our peer group, including a range of companies with various real estate development operations and land positions. In determining our peer group, we consider various metrics including revenues, net income, total assets, market capitalization and acres owned. We have selected the following companies for inclusion in our peer group for purposes of evaluating executive compensation:

Allete Inc.	MDC Holdings Inc.
Avatar Holdings Inc.	Plum Creek Timber Company, Inc.
Bluegreen Corporation	Post Properties Inc.
BRE Properties	Potlach Corp.
Brookfield Homes Corp.	Rayonier Inc.
Consolidated-Tomoka Land Co.	The St. Joe Company
Cousins Properties Inc.	Tejon Ranch Company
Forest City Enterprises, Inc.

Does the Compensation Committee use a compensation consultant?

Yes. Hewitt has been engaged as a compensation consultant. Hewitt provides annual market and other specific information on executive pay and also attends our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically meets in executive session with Hewitt. Hewitt also provides market survey data regarding executive compensation.

We have also retained Hewitt to prepare the change in control calculations for disclosure in the proxy statement and to model the number of shares to be requested for stock incentive plans. From time to time, Hewitt occasionally may perform limited assignments for us regarding non-executive employees on a non-exclusive basis along with other compensation consultants, although we did not engage Hewitt to perform any such assignments in 2008.

Do we use tally sheets?

Yes. Tally sheets for each of the named executive officers are reviewed by our Compensation Committee for compensation each year. These tally sheets list the executive’s salary, proposed bonus and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

How is the CEO’s performance evaluated? Who determines CEO compensation?

Our full Board (excluding the CEO) completes an evaluation of the CEO each year, which is compiled and provided to the Compensation Committee. The Compensation Committee will report the results of that review to the full Board (excluding the CEO) in executive session. Factors evaluated include ROA, VC, and other financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/equal employment opportunity, communications, external relations, and board relations.

Our independent directors determine CEO pay with assistance from the Compensation Committee and Hewitt.

What are our governance practices regarding compensation oversight?

Our governance practices divide responsibility for compensation oversight into three levels:

• Stockholders:	Stockholders approve all stock incentive plans. We do not have any stock incentive plans that are not stockholder-approved.
• Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation program. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee is responsible for approval of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, deferred compensation plans, and employment and change in control agreements. The full board reviews tally sheets for the CEO, evaluates CEO performance, approves succession plans, and acts on recommendations of the Compensation Committee.
• Management:	Management approves health and welfare programs for all employees, divides bonus pool amounts approved by the Compensation Committee into individual employee bonuses, approves any retirement plan changes other than those for executive officers, and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the CEO and Chief Administrative Officer serve as liaisons with the Compensation Committee.

What are our equity award governance practices?

Our general practice is to make annual equity-based award grants each year at the February Board meeting. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, and/or for promotional recognition. The CEO provides initial award recommendations to our Compensation Committee for approval. The Compensation Committee approves awards, including the specific number of shares granted to specific individuals, which are ratified by the full board and valued at the closing price of our common stock on the NYSE on the grant date.

We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of executive compensation. Our policy for setting the timing of stock option grants does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not “back date,” “spring load” or reprice options or other stock-based awards.

What is our policy on Internal Revenue Code Section 162(m)?

We intend that compensation paid to our named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Code so long as this can be achieved in a manner consistent with our other compensation objectives.

What are the effects of accounting and tax treatment of each form of compensation on our compensation related decisions?

While the accounting and tax treatment may be a consideration when determining compensation, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the company and its shareholders regardless of the accounting and tax treatment.

SUMMARY COMPENSATION TABLE

The following table contains compensation information for services in all capacities to us for 2008 and to Temple-Inland and its subsidiaries for 2007 and 2006 for our CEO, CFO, and three other executive officers who for 2008 had the highest compensation. We refer to these persons collectively as our named executive officers. All of the 2007 and 2006 information included in the table reflects (1) compensation earned by the individuals for services with Temple-Inland and its subsidiaries in 2006 and 2007 until the spin-off and (2) compensation for services with us from the spin-off until December 29, 2007, our 2007 fiscal year-end.

								Change in
								Pension
								Value and
								Non-Qualified
						Non-Equity		Deferred
				Stock	Option	Incentive		Compensation		All Other
		Salary	Bonus	Awards(2)(3)	Awards(2)(3)	Plan(4)		Earnings		Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)	($)		($)		($)(5)(6)(7)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)

James M. DeCosmo	2008	$508,185	$37,500	$642,192	$504,330	$157,500		—		$16,200	$1,865,907
President and CEO	2007	$307,962	$500,000	$529,344	$162,025	—		$111,978	(8)	$24,839	$1,636,148
	2006	$294,231	—	$450,584	$118,183	$740,000	(9)	$33,920	(10)	$34,351	$1,671,269
Christopher L. Nines	2008	$242,544	$61,000	$112,739	$158,126	$79,000		—		$15,857	$669,266
Chief Financial Officer	2007	$157,308	$275,000	$64,824	$63,073	—		$11,627	(8)	$10,346	$582,178
	2006	$148,317	$300,000	$82,498	$44,701	—		$5,672	(10)	$8,550	$589,738
Craig A. Knight	2008	$342,053	$79,000	$363,045	$694,208	$111,000		—		$15,081	$1,604,387
Chief Investment Officer	2007	$232,356	$500,000	$214,033	$150,211	—		$36,401	(8)	$41,192	$1,174,193
	2006	$222,596	$550,000	$223,952	$154,125	—		$5,243	(10)	$7,000	$1,162,916
Charles T. Etheredge, Jr.	2008	$252,211	$81,500	$88,469	$236,887	$79,000		—		$13,780	$751,847
Executive Vice President	2007	$225,000	$275,000	$38,612	$37,921	—		$8,093	(8)	$22,056	$606,682
	2006	$205,892	$225,000	$42,953	$30,033	—		$9,624	(10)	$64,674	$578,176
David M. Grimm	2008	$248,493	$71,000	$103,817	$140,428	$79,000		—		$13,959	$656,697
Chief Administrative Officer,	2007	$200,000	$235,000	$38,612	$38,824	—		$55,347	(8)	$8,937	$576,720
General Counsel and Secretary	2006	$188,461	$281,700	$42,953	$24,110	—		$35,337	(10)	$9,275	$581,836

(1)	The amounts shown in column (d) for 2008 constitute payments of the VC and other discretionary components under our annual cash incentive program, which is discussed in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	Assumptions used in the calculation of the amounts in columns (e) and (f) are included in Note 16 to our audited consolidated financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2009.

(3)	The amounts in column (e) reflect compensation expense recognized for financial statement reporting purposes during 2008, 2007 and 2006, as applicable, pursuant to FAS 123(R) in respect of equity-based awards granted in 2008, 2007 or 2006, as applicable, and in prior years to the named executive officer, except that any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts.

(4)	The amounts shown in this column for 2008 constitute payments of the ROA components under our annual cash incentive program, which is discussed in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.

(5)	All our other compensation for 2008 includes a $8,050 tax-qualified retirement contribution, a $4,500 401(k) company match, and $500 umbrella liability insurance policy. Other perquisites are as follows:

			Contribution to
	Personal	Additional	Health
	use of	Life	Spending	Country
	Aircraft(11)	Insurance	Amount	Club Dues

DeCosmo	$1,140	$1,600	$—	$410
Nines	—	535	1,200	1,072
Knight	—	2,031	—	—
Etheredge	—	730	—	—
Grimm	—	790	—	119

Beginning in 2008, we no longer provide our executives with country club memberships or car allowances. The above country club dues represent 2007 country club charges reimbursed to our executives in 2008.

(6)	All other compensation for 2007 includes a $4,000 401(k) company match, matching gifts for charitable contributions under a Temple-Inland charitable foundation program, and for Messrs. Knight and Etheredge, a contribution by Temple-Inland of $19,508 and $4, respectively, to a defined contribution pension plan. Other perquisites are as follows:

					Employee	Contribution to
	Personal				Relocation	Health	Umbrella	Retirement	Additional
	use of	Attorneys	Country	Car	Mortgage	Spending	Liability	Contributions to	Life
	Aircraft(11)	Fees	Club Dues	Allowance	Subsidy	Amount	Insurance	401(k) Plan	Insurance	Other

DeCosmo	$1,045	$1,902	$4,904	$954	$8,321	$—	$750	$—	$2,850	$113
Nines	—	—	3,930	—	—	550	750	—	1,033	83
Knight	—	—	—	7,500	—	—	500	7,875	1,683	126
Etheredge	—	—	—	—	8,031	—	500	7,875	1,530	116
Grimm	—	—	1,875	—	1,543	—	500	—	870	149

(7)	All other compensation for 2006 includes a $4,000 401(k) company match, matching gifts for charitable contributions under a Temple-Inland charitable foundation program, and for Mr. DeCosmo, $13,614 in mortgage subsidies, $4,707 in country club dues, $9,370 relocation expense reimbursement, and $1,250 personal liability (umbrella) insurance policy imputed income, and for Mr. Etheredge, $57,244 in relocation expenses.

(8)	Represents the change in the actuarial present value of accumulated pension benefits from September 30, 2006 to September 30, 2007 under a Temple-Inland defined benefit pension plan. There were no above-market or preferential earnings on deferred compensation. Subsequent to our spin-off from Temple-Inland, Forestar does not offer a defined benefit pension plan.

(9)	Under the Temple-Inland bonus formula, Mr. DeCosmo was eligible to receive a bonus payment if performance met pre-established return on investment (“ROI”) or earnings criteria. The Temple-Inland bonus formula also provided for acceleration of bonuses to the extent Temple-Inland’s real estate group exceeded estimated cost of capital. No bonus is paid unless a certain threshold is met. The Temple-Inland Compensation Committee retained discretion to pay less than the amount indicated by the bonus formula. The Temple-Inland Compensation Committee reviewed actual ROI after the end of the year and determined in its business judgment the size of Mr. DeCosmo’s award.

(10)	Represents the change in the actuarial present value of accumulated pension benefits from September 30, 2005 to September 30, 2006 under a Temple-Inland defined benefit pension plan. There were no above-market or preferential earnings on deferred compensation.

(11)	Incremental cost of personal use of aircraft includes fuel costs, engine maintenance expenses, crew expenses, ground fees and other miscellaneous expenses such as meals. In 2007, reflects personal usage of Temple-Inland aircraft. In 2008, reflects personal usage of our 15% undivided interest in Temple-Inland aircraft acquired in connection with our spin-off.

2008 GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of stock-based compensation awards and non-equity incentive awards made during 2008 to the named executive officers:

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise or	Date Fair
		Estimated Possible			Estimated Future			Number of	Number of	Base	Value of
		Payouts Under Non-Equity			Payouts Under Equity			Shares of	Securities	Price of	Stock and
		Incentive Plan Awards(1)			Incentive Plan Awards(1)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(2)	($/Sh)	(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

DeCosmo	2/12/08	$135,000	—	$1,620,000	—	—	—	—	—	—	—
	2/12/08	—	—	—	—	—	—	28,400	—	—	$819,340
	2/12/08	—	—	—	—	—	—	—	74,000	$28.85	$756,280
Nines	2/12/08	$69,000	—	$810,000	—	—	—	—	—	—	—
	2/12/08	—	—	—	—	—	—	8,600	—	—	$248,110
	2/12/08	—	—	—	—	—	—	—	22,300	$28.85	$227,906
Knight	2/12/08	$141,000	—	$1,710,000	—	—	—	—	—	—	—
	2/12/08	—	—	—	—	—	—	15,900	—	—	$458,715
	2/12/08	—	—	—	—	—	—	—	66,500	$28.85	$679,630
Etheredge	2/12/08	$102,000	—	$1,224,000	—	—	—	—	—	—	—
	2/12/08	—	—	—	—	—	—	6,800	—	—	$196,180
	2/12/08	—	—	—	—	—	—	—	42,800	$28.85	$437,416
Grimm	2/12/08	$69,000	—	$810,000	—	—	—	—	—	—	—
	2/12/08	—	—	—	—	—	—	8,600	—	—	$248,110
	2/12/08	—	—	—	—	—	—	—	22,300	$28.85	$227,906

(1)	The amounts shown in column (c) reflect the minimum threshold possible payment under our cash incentive program for 2008, which is based on our achievement of a 4% ROA, and assumes that the named executive officer’s value creation performance merited the full VC component percentage. The amounts shown in column (e) reflect the maximum threshold possible payment under our cash incentive program for 2008, which is based on our achievement of a 24% ROA, and assumes that the named executive officer’s value creation performance merited the full VC component percentage. No amounts are shown in column (d) because there are no specific target amounts in the 2008 cash incentive program. For more information regarding our cash incentive program, see the “Compensation Discussion and Analysis” section of this proxy statement. The amounts actually earned by the named executive officers in 2008 are reported in columns (d) and (g) in the Summary Compensation Table.

(2)	Represents options to purchase our common stock. Withholding taxes may be paid with exercised shares. All grants to the named executive officers include a provision for acceleration of vesting in certain change of control situations. All options awarded to the executives become exercisable in 25% increments on February 12 of 2009, 2010, 2011 and 2012 and have a ten year term expiring February 12, 2018.

(3)	The amounts in column (l) are valued based on the aggregate grant date fair value of the award determined pursuant to FAS 123(R). Assumptions used in the calculation of the amounts in this column (l) are included in Note 16 to our audited consolidated financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2009.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Tables

Compensation Elements in Proportion to Total Compensation

In 2008, “salary” accounted for approximately 28% of the total compensation of the named executive officers, “bonus” accounted for approximately 15% of the total compensation of the named executive officers, incentive compensation (including both equity and non-equity) accounted for approximately 54% of the total compensation of the named executive officers, and other compensation accounted for approximately 3% of the total compensation of the named executive officers. Please see the “Compensation Discussion and Analysis” section of this proxy statement for a description of the objectives of our compensation program and our overall compensation philosophy.

Employment Agreements

Except for Mr. DeCosmo, we have not entered into employment agreements with any of our named executive officers.

Following approval of the Temple-Inland Compensation Committee, we executed an employment agreement with Mr. DeCosmo on August 9, 2007 that became effective as of the spin-off. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

During the term of the agreement, Mr. DeCosmo will receive a base salary, which may not be reduced below its level at the time the agreement became effective ($500,000) or any increase subsequently granted. He is eligible for a performance-based annual cash bonus, employee benefits, equity (long-term incentive plan) grants, and umbrella insurance. There are no parameters on the performance-based annual cash bonus, such as a maximum amount, and it is entirely within the discretion of our Compensation Committee except that it shall be substantially no less favorable than the bonus program applicable to our other senior executives.

Upon a qualifying termination of employment (defined generally in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this proxy statement) during the first two years following the effective date of the agreement or within two years following a change in control (defined in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this proxy statement), Mr. DeCosmo would be generally entitled to the same benefits (including excise tax gross-up protection) as described under the change in control agreements in the Potential Payments Upon Termination or Change in Control section of this proxy statement, except that Mr. DeCosmo would receive a multiple of three times pay and benefits, and also would be credited with three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. At this time, we do not offer retiree medical benefits. If Mr. DeCosmo were to experience such a qualifying termination of employment after the first two years of the agreement and not within two years following a change in control, he would be entitled to those same benefits, except that the severance would be based on two times salary and bonus, health and welfare benefits and perquisites would continue for two years, and imputed service credit would be limited to an additional two years. Upon termination of employment for death or disability, Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Mr. DeCosmo would be required to execute a release of claims, and he has agreed that he will not compete with us for two years following his termination of employment for any reason.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2008

The following table summarizes stock-based compensation awards to acquire our common stock outstanding at December 31, 2008 for the named executive officers. All awards arise out of equitable adjustment to Temple-Inland awards in connection with the spin-off, except for awards granted in 2008 as indicated in (4) below.

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plans:
						Market	Plans:	Market or
					Number	Value of	Number of	Payout
					of Shares	Shares	Unearned	Value of
					or Units	or Units	Shares,	Unearned
	Number of	Number of			of Stock	of Stock	Units or	Shares,
	Securities	Securities			That	That	Other	Units or
	Underlying	Underlying	Option		Have	Have	Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	Not	Not	That Have	That Have
	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	(#)(1)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

James M. DeCosmo	666	—	$13.24	02/04/10					Vested
	833	—	11.76	02/02/11					Vested
	2,000	—	13.26	02/01/12					Vested
	1,666	—	8.68	02/07/13					Vested
	1,666	—	15.02	02/06/14					Vested
	4,000	1,333	20.26	02/04/15					02/04/09
	3,075	3,075	27.06	02/03/16					(2)
	1,537	4,613	30.56	02/02/17					(3)
	—	74,000	28.85	02/12/18					(4)
							6,133	$58,386	(5)
							6,666	$63,460	(6)
							8,333	$79,330	(7)
							28,400	$270,368	(8)
Christopher L. Nines	333	—	$9.83	08/01/13					Vested
	833	—	15.02	02/06/14					Vested
	833	417	20.26	02/04/15					(9)
	1,066	1,067	27.06	02/03/16					(10)
	533	1,600	30.56	02/02/17					(11)
	—	22,300	28.85	02/12/18					(4)
							875	$8,330	(5)
							875	$8,330	(6)
							8,600	$81,872	(8)
Craig A. Knight	3,333	—	$13.24	02/04/10					Vested
	833	—	11.76	02/02/11					Vested
	1,666	—	13.26	02/01/12					Vested
	2,500	—	8.68	02/07/13					Vested
	1,666	—	15.02	02/06/14					Vested
	1,250	416	20.26	02/04/15					(12)
	1,666	1,667	27.06	02/03/16					(13)
	833	2,500	30.56	02/02/17					(14)
	—	66,500	28.85	02/12/18					(4)
							4,166	$39,660	(5)
							4,333	$41,250	(6)
							15,900	$151,368	(8)

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plans:
						Market	Plans:	Market or
					Number	Value of	Number of	Payout
					of Shares	Shares	Unearned	Value of
					or Units	or Units	Shares,	Unearned
	Number of	Number of			of Stock	of Stock	Units or	Shares,
	Securities	Securities			That	That	Other	Units or
	Underlying	Underlying	Option		Have	Have	Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	Not	Not	That Have	That Have
	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	(#)(1)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Charles T. Etheredge, Jr.	166	—	$13.26	02/01/12					Vested
	1,000	—	8.68	02/07/13					Vested
	533	—	15.02	02/06/14					Vested
	400	133	20.26	02/04/15					(15)
	854	854	27.06	02/03/16					(16)
	427	1,281	30.56	02/02/17					(17)
	—	42,800	28.85	02/12/18					(4)
							700	$6,664	(5)
							700	$6,664	(6)
							6,800	$64,736	(8)
David M. Grimm	666	—	$13.26	02/01/12					Vested
	533	—	9.83	08/01/13					Vested
	400	—	15.02	02/06/14					Vested
	400	133	20.26	02/04/15					(18)
	854	854	27.06	02/03/16					(19)
	427	1,281	30.56	02/02/17					(20)
	—	22,300	28.85	02/12/18					(4)
							700	$6,664	(5)
							700	$6,664	(6)
							8,600	$81,872	(8)

(1)	Value based on the closing market price of our common stock as reported on the NYSE on December 31, 2008 of $9.52. Restricted stock units vest three years after the date of grant. Restricted stock units awarded in 2007 to Mr. DeCosmo vest three years after the date of grant if minimum ROI criteria are met. Restricted stock awards vest three years after the date of grant if a minimum 1% ROA criteria is met. Market value shown assumes all performance criteria are met and the maximum value is paid.

(2)	Stock options to acquire 3,075 shares of our common stock are fully vested and exercisable; stock options to acquire 1,537 and 1,538 shares of our common stock will vest on February 3, 2009 and 2010, respectively.

(3)	Stock options to acquire 1,537 shares are fully vested and exercisable; stock options to acquire 1,538, 1,537 and 1,538 shares will vest on each of February 2, 2009, 2010, and 2011, respectively.

(4)	Stock options granted February 12, 2008 will vest 25% on each of the first four anniversaries of the grant date.

(5)	The restricted stock award vests on February 3, 2009 if a minimum 1% ROI criteria is met. The restricted stock award will be settled in cash as it vests based on the fair market value on the vesting date.

(6)	The restricted stock award vests on February 2, 2010 if a minimum 1% ROI criteria is met. The restricted stock award will be settled in cash as it vests based on the fair market value on the vesting date.

(7)	The restricted stock award vests on May 4, 2010 if a minimum 1% ROI criteria is met. The restricted stock award will be settled in cash as it vests based on the fair market value on the vesting date.

(8)	The restricted stock award vests on February 12, 2011 if a minimum 1% ROA criteria is met.

(9)	Stock options to acquire 833 shares of our common stock are fully vested and exercisable; stock options to acquire 417 shares of our common stock will vest on February 4, 2009.

(10)	Stock options to acquire 1,066 shares of our common stock are fully vested and exercisable; stock options to acquire 534 and 533 shares of our common stock will vest on February 3, 2009 and 2010, respectively.

(11)	Stock options to acquire 533 shares are fully vested and exercisable; stock options to acquire 533, 534, and 533 shares of our common stock will vest on February 2, 2009, 2010 and 2011, respectively.

(12)	Stock options to acquire 1,250 shares of our common stock are fully vested and exercisable; stock options to acquire 416 shares of our common stock will vest on February 4, 2009.

(13)	Stock options to acquire 1,666 shares of our common stock are fully vested and exercisable; stock options to acquire 834 and 833 shares of our common stock will vest on February 3, 2009 and 2010, respectively.

(14)	Stock options to acquire 833 shares are fully vested and exercisable; stock options to acquire 833, 834, and 833 shares of our common stock will vest on February 2, 2009, 2010 and 2011, respectively.

(15)	Stock options to acquire 400 shares of our common stock are fully vested and exercisable; stock options to acquire 133 shares of our common stock vested on February 4, 2009.

(16)	Stock options to acquire 854 shares of our common stock are fully vested and exercisable; stock options to acquire 427 shares of our common stock will vest on each of February 3, 2009 and 2010.

(17)	Stock options to acquire 427 shares are fully vested and exercisable; stock options to acquire 427 shares of our common stock will vest on each of February 2, 2009, 2010, and 2011.

(18)	Stock options to acquire 400 shares of our common stock are fully vested and exercisable; stock options to acquire 133 shares of our common stock will vest on February 4, 2009.

(19)	Stock options to acquire 854 shares are fully vested and exercisable; stock options to acquire 427 shares will vest on each of February 3, 2009 and 2010.

(20)	Stock options to acquire 427 shares are fully vested and exercisable; stock options to acquire 427 shares will vest on each of February 2, 2009, 2010 and 2011.

2008 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in 2008 by the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	Upon Exercise	Acquired on Vesting	Upon Vesting
Name of Executive Officer	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

James M. DeCosmo	—	—	4,000	$101,700
Christopher L. Nines	—	—	666	$16,550
Craig A. Knight	2,666	$25,487	666	$16,550
Charles T. Etheredge, Jr.	—	—	200	$4,970
David M. Grimm	—	—	200	$4,970

All option or stock awards exercised or vested in 2008 relate to pre-spin awards arising out of equitable adjustment to Temple-Inland awards in connection with the spin-off. Mr. Knight’s option awards were subject to expiration in 2008. All stock awards were restricted stock units settled in accordance with their original terms.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation for the year 2008 for the named executive officers:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(2)	($)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)

James M DeCosmo	$—	$27,236	$—	$—	$27,236
Christopher L Nines	$—	$10,064	$—	$—	$10,064
Craig A Knight	$—	$21,422	$—	$—	$21,422
Charles T Etheredge, Jr	$—	$10,402	$—	$—	$10,402
David M Grimm	$—	$8,872	$—	$—	$8,872

(1)	All contributions were made pursuant to our supplemental executive retirement plan, or SERP, a nonqualified defined contribution plan. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2008 this limit was $230,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined contribution retirement plan due to these limitations are paid under the SERP. The SERP is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump-sum as soon as practicable after such termination. Any unvested portion would be forfeited.

(2)	Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year-end. Because 2008 was our first full year as a separate publicly-traded company, all our named executive officers had zero balances in our SERP at year-end 2007, so no earnings were credited in 2008. Earnings will be credited based on the rate earned under Vanguard’s Intermediate-Term Treasury Fund, the same fund used in the underlying tax-qualified plan. This fund was selected when our SERP was adopted prior to our spin-off in December 2007 and our executives do not participate in setting the rate or the timing of payment.

(3)	None of the amounts have been reported in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Selected executives including our CEO and our other named executive officers employed by Temple-Inland or us at the time of the spin-off had change in control/severance agreements with Temple-Inland before the spin-off. Upon approval of the Temple-Inland Compensation Committee, in connection with and prior to our spin-off we entered into new change in control/severance agreements with these executives, other than the CEO, and the Temple-Inland change in control/severance agreements were terminated. The CEO is party to an employment agreement with change in control provisions, the terms of which are summarized above. The terms of our change in control/severance agreements are substantially similar to the agreements our named executive officers had with Temple-Inland. These agreements generally require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

For the first two years following the spin-off, however, only a qualifying termination of employment (as defined in the agreements) is required for the executives to become entitled to the benefits thereunder. The Temple-Inland Compensation Committee provided this two-year “single trigger” right to these executives because the spin-off itself was considered to be equivalent to a change in control event under the Temple-Inland change in control/severance agreements. All “single trigger” change in control/severance agreements will automatically convert to “double trigger” agreements on December 28, 2009.

The following events constitute a change in control for purposes of the change in control/severance agreements:

•	any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•	the pre-event directors ceasing to constitute a majority of our directors within any 24-month period;

•	consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities);

•	the stockholders approve a liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all our assets; or

•	any other event that the Board determines to be a change in control.

Our 2007 Stock Incentive Plan uses similar change in control events.

As noted above, payments under the change in control/severance agreements are generally triggered by two events, a change in control plus a qualifying termination of employment. A qualifying termination of employment includes both involuntary termination without cause and voluntary termination by the executive for good reason. Good reason includes assignment of duties substantially inconsistent with the executive’s status as a senior executive officer, substantial reduction in base salary, relocation of place of employment more than 50 miles, failure to pay compensation, or failure to provide benefits or a reduction in benefits.

Under the change in control/severance agreements and 2007 Stock Incentive Plan, the named executive officers other than Mr. DeCosmo would receive the following under qualifying circumstances:

•	their current cycle bonus pro rated if the termination is before the end of the first half of the cycle; full bonus if during the second half of the cycle;

•	lump sum severance equal to two times their current salary and two times target bonus, or if higher, the salary or actual bonus in any of the last three years;

•	health and welfare benefits provided for two years at no greater cost;

•	acceleration of vesting of all options, restricted shares, restricted stock units, and performance stock units;

•	two years of additional service credit for SERP benefits, if any;

•	lump sum payment equal to two years’ match under our 401(k) plan;

•	any retiree medical benefits to which the executive is entitled;

•	reimbursement for outplacement services not to exceed 15% of base salary and target bonus, or if higher, the salary or actual bonus in any of the last three years; and

•	two years’ continuation of perquisites.

The change in control/severance agreements also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax.

The Temple-Inland Compensation Committee determined that the amount of severance and benefits represented competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a substantial percentage of their personal wealth dependent on the status of our company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the company or terminates employment for good reason.

We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

The following table summarizes the estimated amounts our named executive officers would have become entitled to under our change in control and termination agreements assuming different termination events occurred at December 31, 2008:

					Value of
			Value of	Value of	Performance
			Stock	Restricted	Stock
		Estimated	Options	Stock	That					Excise
		Bonus	That	That	Vests	Retirement	Welfare			Tax &	Aggregate
	Severance	Payment(1)	Vest	Vests	(2)	Benefits	Benefits	Outplacement	Perquisites	Gross-Up	Payments

James M. DeCosmo
Change In Control(3)	$3,720,000	$740,000		$194,540	$144,754	$119,358	$33,444	$75,000	$18,312	$1,886,076	$6,931,484
Retirement		$740,000		$194,540	$144,754	$27,236					$1,139,974
Death(4)	$500,000	$740,000		$194,540	$144,754	$27,236	$33,444				$1,639,974
Disability(4)	$500,000	$740,000		$194,540	$144,754	$27,236	$33,444				$1,639,974
Termination Without Cause(5)	$3,720,000	$740,000		$194,540	$144,754	$119,358	$33,444	$75,000	$18,312	$1,886,076	$6,786,730
Termination for Cause(6)						$27,236					$27,236
Christopher L. Nines
Change In Control(3)	$1,100,000	$300,000		$64,904		$45,228	$20,976	$82,500	$15,857	$593,392	$2,222,857
Retirement				$64,904		$10,064					$95,944
Death(4)				$64,904		$10,064	$20,976				$95,944
Disability(4)				$64,904		$10,064	$20,976				$95,944
Termination Without Cause(5)	$1,100,000	$300,000		$64,904		$45,228	$20,976	$82,500	$15,857	$593,392	$2,222,857
Termination for Cause(6)						$10,064					$10,064
Craig A. Knight
Change In Control(3)	$1,800,000	$550,000		$138,596		$67,944	$20,760	$135,000	$15,081	$3,590,068	$3,590,068
Retirement				$138,596		$21,422					$180,778
Death(4)				$138,596		$21,422	$20,760				$180,778
Disability(4)				$138,596		$21,422	$20,760				$180,778
Termination Without Cause(5)	$1,800,000	$550,000		$138,596		$67,944	$20,760	$135,000	$15,081	$3,590,068	$3,590,068
Termination for Cause(6)						$21,422					$21,422
Charles T. Etheredge, Jr.
Change In Control(3)	$1,050,000	$275,000		$51,375		$45,904	$27,144	$78,750	$13,780	$499,945	$2,041,898
Retirement				$51,375		$10,402					$88,921
Death(4)				$51,375		$10,402	$27,144				$88,921
Disability(4)				$51,375		$10,402	$27,144				$88,921
Termination Without Cause(5)	$1,050,000	$275,000		$51,375		$45,904	$27,144	$78,750	$13,780	$499,945	$2,041,898
Termination for Cause(6)						$10,402					$10,402
David M. Grimm
Change in Control(3)	$970,000	$235,000		$63,705		$42,844	$27,144	$72,750	$13,959	$507,469	$1,932,871
Retirement				$63,705		$8,872					$99,721
Death(4)				$63,705		$8,872	$27,144				$99,721
Disability(4)				$63,705		$8,872	$27,144				$99,721
Termination Without Cause(5)	$970,000	$235,000		$63,705		$42,844	$27,144	$72,750	$13,959	$507,469	$1,932,871
Termination for Cause(6)						$8,872					$8,872

(1)	Executive is entitled to receive, as a result of the applicable termination event, an amount equal to his current cycle bonus, or if higher, the greatest actual annual bonus in the preceding three fiscal years. The amounts set forth in this column represent the greatest actual bonus paid in the preceding three fiscal years.

(2)	Except in the case of a change in control, assumes performance criteria are ultimately met.

(3)	Assumes that the executive was terminated without cause or for good reason at the time of the change in control. Assumes for illustration only that the IRS considers the whole payment to be a “parachute payment” subject to the 20% excise tax. Any compensation not deemed to be a “parachute payment” will reduce the amount of excise tax and gross-up payable.

(4)	Except as provided under Mr. DeCosmo’s employment agreement described above, on termination of employment by death or disability, executives receive no payment other than through life insurance or disability insurance purchased by the executive and available to salaried employees generally. Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our Stock Incentive Plan, all options will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock units and performance stock units will vest immediately, but performance stock units will only be paid if performance criteria are met.

(5)	Termination without cause or by executive for good reason. During the two-year period following the spin-off, benefits will be the same as those set forth for “Change in Control.” After such two-year period, if there is a termination without cause or a termination for good reason that does not occur within two years after a change in control (i) the executives other than Mr. DeCosmo shall not be entitled to these benefits and (ii) Mr. DeCosmo’s severance and other benefits will be based on a severance multiple of two rather than three.

(6)	Termination for cause or by executive without good reason. We do not have a plan or policy to provide severance benefits to executives whose employment terminates with cause or without good reason. The CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements. In return for the post-employment benefits, the CEO agreed not to compete with our company for two years after his departure.

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In 2008, other than Mr. DeCosmo, none of the named executive officers had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event. Under our Stock Incentive Plan, an employee whose employment terminates has three months to exercise any options that are exercisable. All other options and all unvested restricted stock units and unearned performance stock units are forfeited. The employee retains any dividends earned prior to termination.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in this proxy statement.

James A. Johnson, Chairman
Kathleen Brown
William G. Currie
James A. Rubright

Compensation Committee Interlocks and Insider Participation

Mr. DeCosmo is our only executive officer who will serve as a member of our board of directors, but he will not serve on our Compensation Committee. None of our executive officers serve as a member of the compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

PROPOSAL TO APPROVE
AMENDMENT TO THE FORESTAR 2007 STOCK INCENTIVE PLAN

Due to the equitable adjustment of Temple-Inland equity awards in connection with our spin-off, over 60 percent of our securities authorized for issuance under our 2007 Stock Incentive Plan, or SIP, were committed to Temple-Inland equity holders immediately upon our spin-off. For additional information, please see the table under “How many more shares can be issued under our long-term incentive plans?” in this proxy statement and Notes 9 and 16 to our audited consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on March 5, 2009.

We are asking our stockholders to approve an amendment to the Forestar 2007 SIP to, among other things, (a) increase by 2,650,000 shares the number of shares available for issuance thereunder (from 3,800,000 shares to 6,450,000 shares), (b) eliminate the 1,900,000 share limit on number of shares that may be issued pursuant to awards other than stock options, (c) provide that shares covered by an award will be counted as used only to the extent they are actually issued and (d) strengthen the prohibition on repricings without stockholder approval. Our Board of Directors approved the amendment subject to the stockholder approval solicited by this proxy statement. Our Board of Directors believes that approval of this amendment is in our best interest because the availability of an adequate number of shares under the SIP is important to attracting, retaining and motivating employees, directors, consultants and independent contractors by offering them the opportunity to acquire or increase their interest in Forestar and to promote the identification of their interests with those of our stockholders. The full text of the amendment is attached to this proxy statement as Exhibit A.

Following is a summary of the material terms of the SIP:

General

Awards granted under the SIP may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, other stock-based awards or any combination of those awards. The SIP provides that awards may be made under the SIP for ten years following the spin-off.

Administration

Under the terms of the SIP, the SIP is administered by our Compensation Committee, or by such other committee or subcommittee as may be appointed by our Board, and which consists entirely of two or more “outside directors” within the meaning of Section 162(m) of the Code. Unless and until the Board appoints any other committee or subcommittee, the SIP will continue to be administered by our Compensation Committee. Under the terms of the SIP, our Compensation Committee can make rules and regulations and establish such procedures for the administration of the SIP as it deems appropriate.

Shares Available

The SIP currently provides that the aggregate number of shares of our common stock that may be issued under the SIP cannot exceed 3,800,000, subject to adjustment in certain circumstances to prevent dilution or enlargement, and no more than 1,900,000 shares may be issued pursuant to awards that are not options. No participant may be granted awards covering in excess of 200,000 shares per year. Shares underlying awards that expire or are forfeited or terminated without being exercised are again available for the grant of additional awards within the limits provided by the SIP. In addition, shares that expire or are forfeited or terminated without being exercised or that are settled for cash are again available for the grant of additional awards under the SIP, within the limits provided by the SIP.

On March 16, 2009, the closing price per share of our common stock as reported on the NYSE was $6.54.

Eligibility  Our directors, officers, employees and consultants are eligible to receive awards under the SIP.

It is currently expected that approximately 35 salaried employees will participate in the plan, along with the ten non-employee directors who serve on our Board of Directors. Information cannot be provided with respect to the number of awards to be received by any individual employee or group of employees pursuant to the proposed amendment to the SIP because the grant of such awards would be made within the discretion of the Compensation Committee.

Stock Options  Subject to the terms and provisions of the SIP, options to purchase our common stock may be granted to eligible individuals at any time and from time to time as determined by our Compensation Committee. Options may be granted as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986 (the Code), or as non-qualified stock options. Subject to the limits provided in the SIP, our Compensation Committee determines the number of options granted to each recipient. Each option grant will be evidenced by a stock option agreement that specifies whether the options are intended to be incentive stock options or non-qualified stock options and such additional limitations, terms and conditions as our Compensation Committee may determine.

The exercise price for each option granted is determined in accordance with the method as defined in the SIP, except that the option exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of incentive options granted to an employee who owns stock representing more than 10% of the voting power of our capital stock).

All options granted under the SIP will expire no later than ten years from the date of grant (five years in the case of incentive options to an employee who owns stock representing more than 10% of the voting power of our capital stock). The method of exercising an option granted under the SIP will be set forth in the stock option agreement for that particular option.

At the discretion of our Compensation Committee, a stock option agreement evidencing the award of stock options may contain limitations on the exercise of options under certain circumstances upon or after the termination of employment or in the event of death, disability or retirement. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of non-qualified stock options, as otherwise expressly permitted by our Compensation Committee. The granting of an option does not afford the recipient the rights of a stockholder, and such rights accrue only after the exercise of an option and the registration of shares of our common stock in the recipient’s name.

Restricted Stock  The SIP provides for the award of shares of our common stock that are subject to forfeiture and restrictions on transferability, or Restricted Stock, as set forth in the SIP and as may be otherwise determined by our Compensation Committee. Except for these restrictions and any others imposed by our Compensation Committee, upon the grant of Restricted Stock the recipient will have rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends and other distributions paid or made with respect to the Restricted Stock. During the restriction period set by our Compensation Committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the Restricted Stock. Any award of Restricted Stock will be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of service or performance goals established by our Compensation Committee.

Restricted Stock Units  The SIP authorizes our Compensation Committee to grant restricted stock units. Restricted stock units are not shares of our common stock and do not entitle the recipients to the rights of a stockholder, but rather entitle the holder upon their settlement to the value of one share of our common stock. Restricted stock units granted under the SIP may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber restricted stock units granted under the SIP prior to their vesting. Restricted stock units will be settled in shares of our common stock or cash in an amount based on the fair market value of our common stock on the settlement date.

Any award of restricted stock units may be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of certain service or performance goals established by our Compensation Committee.

Performance Units  The SIP provides for the award of performance units. The payment of the value of a performance unit is conditioned upon the achievement of performance goals set by the Compensation Committee in granting the performance unit and may be paid in cash, shares of our common stock, or a combination thereof. The maximum value of the cash that may be paid to a participant pursuant to a performance unit granted in any year is $5,000,000.

Other Stock-Based Awards  The SIP also provides for grants of other stock-based awards, including but not limited to stock appreciation rights, under the plan with terms determined by our Compensation Committee. Because the Compensation Committee has granted stock appreciation rights as other stock-based awards, we separately discuss stock appreciation rights below and under “Federal Income Tax Consequences.”

Stock Appreciation Rights  Stock appreciation rights, or SARs, permit the holder to receive the appreciation in the value of our common stock directly from us in cash or shares of our common stock. Our Compensation Committee determines the number of covered shares, the exercise price, the vesting schedule for SARs, and whether the SARs will be settled in cash or stock. Upon exercise of vested SARs, the holder will receive, as determined by the Compensation Committee, either (1) cash in an amount equal to the difference between the fair market value of our common stock at the date of exercise and the exercise price of the SAR, multiplied by the number of shares with respect to which the SARs are exercised or (2) a number of shares of our common stock equal to such amount of cash divided by fair-market value of our common stock on the date of exercise. Each SAR is evidenced by a SAR agreement. The exercise price for each SAR granted will not be less than the fair market value of a share of our common stock on the date of grant.

Performance Goals  The SIP provides that performance goals may be established by the committee in connection with the grant of Restricted Stock, RSUs, performance units or other stock-based awards. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code, such goals shall be based on the attainment of specified levels of one or more of the following measures: satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics and achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share, economic value added, expenses, improvement of financial ratings, internal rate of return, market share, net asset value, return on assets, net income, net operating gross margin, net operating profit after taxes, or NOPAT, net sales growth, NOPAT growth, operating income, operating margin, comparisons to the performance of other companies, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the company’s cost of capital), revenues, real estate value creation, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions, working capital, or any other objective goals that the Compensation Committee establishes. Performance goals may be absolute in their terms or measured against or in relationship to other companies. Performance goals may be particular to an award recipient or the department, branch, affiliate, or division in which the award recipient works, or may be based on the performance of the company, one or more affiliates, or the company and one or more affiliates, and may cover such period(s) as the Compensation Committee may specify. Such performance goals will be set by our Compensation Committee within the time period and other requirements prescribed by Section 162(m) of the Code and the regulations promulgated thereunder.

Capital Adjustments  If our outstanding common stock changes as a result of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation, or the like, our Compensation Committee shall substitute or adjust: (a) the number and class of securities subject to outstanding awards, (b) the consideration to be received upon exercise or vesting of an award, (c) the exercise price of options, (d) the aggregate number and class of securities for which awards may be granted under the SIP, and/or (e) the maximum number of securities with respect to which an employee may be granted awards during any calendar year.

Change in Control  Vesting of awards may be accelerated in the event of certain change in control situations.

Amendment  Our Board may amend, alter or discontinue the SIP at any time. No such amendment or termination, however, may impair the rights of any holder of outstanding awards without his or her consent, and no award may be amended or otherwise subject to any action that would be treated, for accounting purposes, as a “repricing” of such award.

Federal Income Tax Consequences  The following is a summary of certain federal income tax consequences of awards made under the SIP, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the SIP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

•	Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non- qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction.

•	Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two or one year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price (although there will be no withholding obligation), and we generally will be entitled to a corresponding deduction.

•	Restricted Stock. A participant will not recognize taxable income at the time of grant of shares of Restricted Stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We generally are entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to Restricted Stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will generally be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

•	Restricted Stock Units. A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

•	Performance Units. A participant will not recognize taxable income at the time of grant of performance units, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

•	SARs. In general, a participant would realize no taxable income upon the grant of SARs. Upon the exercise of a SAR, the participant would include in ordinary income an amount equal to any cash received. Subject to any deduction limitation under Section 162(m) of the Code, we will be entitled to a deduction equal to the amount of ordinary income recognized by the participant upon exercise.

Section 162(m)  Section 162(m) of the Code limits the deductibility of certain compensation of the CEO and the next three most highly compensated officers of publicly-held corporations, other than the CFO. Compensation paid to such an officer during a year in excess of $1 million that is not performance-based (or does not comply with other exceptions) would not be deductible on our federal income tax return for that year. It is intended that compensation attributable to stock options and SARs granted under the SIP will qualify as performance-based. Our Compensation Committee will evaluate from time to time the relative benefits to us of qualifying other awards under the SIP for deductibility under Section 162(m) of the Code.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy (provided that the total votes cast on the proposal represents over 50% of the total number of shares entitled to vote on the proposal) is required for approval of the amendment to the 2007 Stock Incentive Plan. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast, but could have the same effect as votes cast against approval if they cause the total votes cast on the proposal to be 50% or less of the total number shares entitled to vote on the proposal. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN.

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on our web site www.forestargroup.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended December 31, 2008. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee:

James A. Rubright, Chairman
Kathleen Brown
Thomas H. McAuley
William S. Powers, Jr.

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2009. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees paid to Ernst & Young LLP for the last two years were (in thousands):

	2008	2007

Audit Fees(1)	$490	$390
Audit-Related Fees(2)	6	—
Tax Fees(3)	—	—
All Other Fees	1	—

Total	$497	$390

(1)	Audit fees include the audit of our financial statements in connection with our spin-off, the annual audit and quarterly reviews of our financial statements, consultation on new accounting standards and current transactions, and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission.

(2)	Audit-related fees include audits of our employee benefit plans, consultation on the application of proposed accounting standards, and consultation on accounting for proposed transactions.

(3)	Tax fees include assistance in the preparation of our federal, state, and foreign income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

Temple-Inland paid audit fees in 2007 for the audit of our financial statements for the years 2004 through 2006 in preparation of our spin-off.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is done annually and is documented as an exhibit to the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Audit Committee may grant approvals between Audit Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During 2008, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required for the ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for 2009. Any share not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

OTHER MATTERS

Other Business to be Presented

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should properly be presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2010 annual meeting, the proposal must be received by our Corporate Secretary by November 26, 2009 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after November 26, 2009 will not be considered for inclusion in our 2010 proxy statement.

Our Bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2010 annual meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before February 2, 2010 or after February 27, 2010. Our Bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our Bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see How Nominees Are Selected. Director nominations to be brought by stockholders before our 2010 annual meeting will be considered untimely if they are submitted before February 2, 2010 or after February 27, 2010.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please contact:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 714-3312

This Proxy Statement is being sent to you by the Forestar Board of Directors.

David M. Grimm
Secretary

Austin, Texas
March 25, 2009

Exhibit A

FIRST AMENDMENT TO THE
FORESTAR REAL ESTATE GROUP INC.
2007 STOCK INCENTIVE PLAN

This First Amendment (this “First Amendment”) to the Forestar Real Estate Group Inc. 2007 Stock Incentive Plan (as amended, the “Plan”) is made by Forestar Group Inc. (f/k/a Forestar Real Estate Group Inc.), a Delaware corporation (the “Company”), pursuant to the authorization of the Board of Directors of the Company (the “Board”).

WHEREAS, the Board deems it to be in the Company’s best interest to amend the Plan to increase the maximum aggregate number of Shares (as defined in the Plan) authorized under the Plan from 3,800,000 to 6,450,000 Shares;

WHEREAS, the Board also deems it to be in the Company’s best interest to amend the Plan to (1) provide that Shares covered by an Award will be counted as used only to the extent actually issued under the Plan and (2) strengthen the prohibition on repricings of stock options and stock appreciation rights without stockholder approval;

WHEREAS, Section 14 of the Plan authorizes the Board to amend the Plan; and

WHEREAS, the rules of the New York Stock Exchange applicable to the Company require that the Company’s stockholders approve the First Amendment.

NOW, THEREFORE, pursuant to the authority granted to the Board in Section 14 of the Plan, and subject to the approval of this First Amendment by the Company’s stockholders, the Plan is hereby amended as follows:

1. The title of the Plan shall be revised to reflect the name change of the Company by deleting the original title and replacing it with the following: “FORESTAR GROUP INC. 2007 STOCK INCENTIVE PLAN”.

2. Section 1.8 of the Plan is hereby amended by deleting the reference therein to “Forestar Real Estate Group Inc.” and replacing it with a reference to “Forestar Group Inc.”.

3. Section 1.23 of the Plan is hereby amended by deleting the reference therein to “Real Estate”.

4. The first sentence of Section 5.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued under the Plan is 6,450,000 Shares.”

5. Section 5.3 of the Plan is hereby amended by adding the following after the sentence therein:

“Shares covered by an Award shall be counted as used only to the extent they are actually issued. Any Shares related to Awards under this Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of the Shares, or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the exercise price of any Award granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), the tendered Shares shall again be available for grant under this Plan. Furthermore, if a stock appreciation right (granted as an Other Stock-Based Award) (“SAR”) is exercised and settled in Shares, the difference between the total Shares exercised and the net Shares delivered shall again be available for grant under this Plan, with the result being that only the number of Shares issued upon exercise of a SAR is counted against the Shares available for issuance under the Plan.

The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.”

6. Section 12 of the Plan is hereby amended by adding “(other than Options and SARs)” immediately after the reference therein to “The terms of an Award”.

7. Section 15.1 of the Plan is hereby amended by deleting subsection (b) thereof in its entirety and replacing it with the following:

“(b) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares or other transaction referred to in Section 13 hereof), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.”

Except as provided above, the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this First Amendment on this   day of May, 2009.

FORESTAR GROUP INC.

By:
Name:     David M. Grimm

Title:	Chief Administrative Officer,
General Counsel and Secretary

. NNNNNNNNNNNNNNNNNNNNNNNNNNN C123456789000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 extMR A SAMPLEDESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 extADD 1 Electronic Voting InstructionsADD 2ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week!ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2009.Vote by Internet• Log on to the Internet and go to www.investorvote.com/for• Follow the steps outlined on the secured website.Vote by telephone• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas.Annual Meeting Proxy Card 123456 C0123456789 123453 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3A Proposals — The Directors of Forestar Group Inc. recommend voting FOR proposals 1, 2, and 3.1. To elect three (3) directors to the Board of Directors. These three directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications. +For Withhold For Withhold For Withhold01 — William G. Currie 02 — James A. Rubright 03 — Louis R. BrillFor Against Abstain2. To approve amendment to our 2007 Stock Incentive Plan.3. To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2009.B Non-Voting ItemsChange of Address — Please print new address below. Comments — Please print your comments below.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDNNNNNNN1 U P X 0 2 1 2 9 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Forestar Group Inc. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 12, 2009 The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and proxy statement each dated March 25, 2009 and does hereby appoint James M. DeCosmo, Christopher L. Nines and Charles D. Jehl and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Forestar Group Inc. held of record by the undersigned at the close of business on March 16, 2009 at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 2009, and any adjournment(s) or postponement(s) thereof. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted on appear on reverse side.)